                                                                   EXHIBIT 99(a)


                        [LETTERHEAD OF PUBLIC STORAGE]



IF YOU HAVE ANY QUESTIONS ABOUT THIS OFFER, PLEASE CALL THE SOLICITING AGENT, CHRISTOPHER WEIL & COMPANY, INC., AT (800) 478-2605 OR PUBLIC STORAGE, INC.'S INVESTOR SERVICES DEPARTMENT AT (800) 421-2856 or (818) 244-8080. IF YOU NEED HELP IN COMPLETING THE LETTER OF TRANSMITTAL, PLEASE CALL THE DEPOSITARY, THE FIRST NATIONAL BANK OF BOSTON, AT (617) 575-3120.



                                   December 24, 1996


       Re:  Tender Offer for Units of
            PS Partners IV, Ltd., a California limited partnership
            ------------------------------------------------------


Dear Unitholder:

       Public Storage, Inc. (the "Company") is offering to purchase up to 25,000 of the limited partnership units (the "Units") in PS Partners IV, Ltd., a California limited partnership (the "Partnership") at a net cash price per Unit of $300 (the "Offer"). There will be no commissions or fees paid by you associated with the sale. THE COMPANY IS A GENERAL PARTNER OF THE PARTNERSHIP.

       The Offer is not conditioned upon a minimum number of Units being tendered. If more than 25,000 Units are validly tendered, the Company will only accept 25,000 Units, with such Units purchased on a pro rata basis.

       SINCE THE COMPANY IS A GENERAL PARTNER OF THE PARTNERSHIP, NO RECOMMENDATION IS MADE TO ANY UNITHOLDER WHETHER OR NOT TO PARTICIPATE IN THE OFFER.

       The Company has enclosed an Offer to Purchase and Letter of Transmittal which together describe the terms of the Offer. The Company urges you to read both the Offer to Purchase and the Letter of Transmittal carefully. If you wish to sell your Units and receive a net cash price of $300 per Unit, please complete the enclosed Letter of Transmittal and return it in the enclosed postage-paid envelope at the address set forth on the back cover of the Offer to Purchase. The Offer will expire on February 3, 1997, unless extended.

       We thank you for your prompt attention to this matter.

                                   Very truly yours,

                                   PUBLIC STORAGE, INC.



                                   By: /s/ Harvey Lenkin
                                       -----------------------------------
                                       Harvey Lenkin
                                       President

                    OFFER TO PURCHASE FOR CASH UP TO 25,000
                          LIMITED PARTNERSHIP UNITS OF
           PS PARTNERS IV, LTD., A CALIFORNIA LIMITED PARTNERSHIP, AT
                               $300 NET PER UNIT
                                       BY
                              PUBLIC STORAGE, INC.



THE OFFER, WITHDRAWAL RIGHTS AND THE PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 3, 1997, UNLESS THE OFFER IS EXTENDED.



     PUBLIC STORAGE, INC. (THE "COMPANY" OR "PSI"), A GENERAL PARTNER OF THE PARTNERSHIP, IS OFFERING TO PURCHASE UP TO 25,000 OF THE LIMITED PARTNERSHIP UNITS (THE "UNITS") IN PS PARTNERS IV, LTD., A CALIFORNIA LIMITED PARTNERSHIP (THE "PARTNERSHIP"), AT A NET CASH PRICE PER UNIT OF $300 (THE "OFFER"). THE OFFER IS NOT CONDITIONED UPON A MINIMUM NUMBER OF UNITS BEING TENDERED. IF MORE THAN 25,000 UNITS (APPROXIMATELY 20% OF THE OUTSTANDING UNITS) ARE VALIDLY TENDERED, THE COMPANY WILL ACCEPT ONLY 25,000 UNITS, WITH SUCH UNITS PURCHASED ON A PRO RATA BASIS.

     The Offer involves certain risk factors and detriments that should be considered by holders of Units, including the following:

          . Since the Company is a General Partner of the Partnership, no recommendation is made to Unitholders with respect to the Offer.

          . The Offer Price was established by the Company and is not the result of arm's length negotiations.

          . No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price.

                                                   (Continued on following page)
                              ____________________

                                   IMPORTANT

     Any holder of Units (a "Unitholder") desiring to tender Units should complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and any other required documents to The First National Bank of Boston at the address set forth on the back cover of this Offer to Purchase.

     Any questions about the Offer may be directed to the Soliciting Agent, Christopher Weil & Company, Inc., at (800) 478-2605. Any requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Company's Investor Services Department at
(800) 421-2856 or (818) 244-8080. If you need any help in completing the Letter of Transmittal, please call the Depositary, The First National Bank of Boston, at (617) 575-3120. The Soliciting Agent will receive 2% of the Offer Price for each Unit tendered and accepted by the Company. See "The Offer - Soliciting Agent."

                              ____________________

          . The Company, which currently owns 42.7% of the outstanding Units and is in a position to significantly influence all Partnership voting decisions, could, after the Offer, own as much as 62.2% of the Units and be in a position to control all voting decisions with respect to the Partnership, such as the timing of the liquidation of the Partnership, a sale of all of the Partnership's properties, a merger or other extraordinary transaction or removal of the General Partners (and election of successor general partners).

          . The Offer Price may be less than the amount Unitholders would actually receive upon liquidation of the Partnership.

          . The General Partners believe that the Partnership's properties, like mini-warehouses generally, have increased in value over the last several years and, although there can be no assurance, may continue to appreciate in value.

          . As alternatives to tendering their Units, Unitholders could retain their Units until liquidation of the Partnership or seek a private sale of their Units now or later. See "Special Considerations."

     The Company and the Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company and the Partnership may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at the New York Regional Office, 7 World Trade Center, 12th Floor, New York, New York 10007, and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington D.C. 20549 or by accessing the Commission's Worldwide Web site at http://www.sec.gov. Such information for the Company can also be inspected at the New York Stock Exchange ("NYSE"), 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a statement on Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain information with respect to the Offer. Pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, the Partnership will be required to file with the Commission a statement on
Schedule 14D-9 furnishing certain information with respect to its position concerning the Offer. Such Schedules and any amendments thereto should be available for inspection and copying as set forth above (except that such Schedules and any amendments thereto will not be available at the regional offices of the Commission).

     The Letter of Transmittal and any other required documents should be sent or delivered by each Unitholder to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                       The First National Bank of Boston

              By Mail                        By Hand               By Overnight Courier
 The First National Bank of Boston      BancBoston Trust     The First National Bank of Boston
        Shareholder Services           Company of New York   Corporate Agency & Reorganization
           P.O. Box 1872                   55 Broadway               150 Royall Street
         Mail Stop 45-02-53                 3rd Floor               Mail Stop 45-02-53
          Boston, MA 02105             New York, NY 10006            Canton, MA 02021

                                     (ii)

                               TABLE OF CONTENTS

                                                                                    Page
                                                                                    ----
SUMMARY........................................................................      1
    The Companies..............................................................      1
    The Offer..................................................................      1
    Purpose of the Offer.......................................................      1
    Position of the General Partners With Respect to the Offer.................      1
    Special Considerations.....................................................      2
SPECIAL CONSIDERATIONS.........................................................      2
    Conflicts of Interest with Respect to the Offer............................      2
    No Arms' Length Negotiation................................................      2
    Control of all Partnership Voting Decisions by the Company.................      3
    Offer Price May Be Less than Amount Received Upon Liquidation..............      3
    Possible Increase in Value.................................................      3
    Alternatives to Tendering Units............................................      3
BACKGROUND AND PURPOSE OF THE OFFER............................................      4
    The Partnership............................................................      4
    The Company................................................................      5
    Prior Tender Offers........................................................      5
    Relationships..............................................................      5
    Purpose of the Offer.......................................................      7
POSITION OF THE GENERAL PARTNERS WITH RESPECT TO THE OFFER.....................      7
DETERMINATION OF OFFER PRICE...................................................     11
THE OFFER......................................................................     11
    Terms of the Offer.........................................................     11
    Proration; Acceptance for Payment and Payment for Units....................     11
    Procedures for Tendering Units.............................................     12
    Withdrawal Rights..........................................................     13
    Extension of Tender Period; Termination and Amendment......................     13
    Source of Funds............................................................     14
    Conditions of the Offer....................................................     14
    Fees and Expenses..........................................................     15
    Soliciting Agent...........................................................     15
    Dissenters' Rights and Investor Lists......................................     15
    Federal Income Tax Consequences............................................     15
    Miscellaneous..............................................................     16
EFFECTS OF OFFER ON NON-TENDERING UNITHOLDERS..................................     16
    Control of the Partnership.................................................     16
    Effect on Trading Market...................................................     16
    Partnership Status.........................................................     16
    Partnership Business.......................................................     16
MARKET PRICES OF UNITS.........................................................     17
    General....................................................................     17
    Information Obtained from Dean Witter Regarding Sales Transactions.........     18
    Information From The Stanger Report Regarding Sales Transactions...........     18
    Information from the Chicago Partnership Board Regarding Sales
      Transactions.............................................................     19

                                     (iii)

CERTAIN RELATED TRANSACTIONS...................................................     20
    Joint Venture Interests....................................................     20
    General Partners' Interest.................................................     20
    Property Management........................................................     20
    Limited Partner Interests..................................................     20

SCHEDULE 1  -   PARTNERSHIP DISTRIBUTIONS......................................    1-1
SCHEDULE 2  -   PROPERTY INFORMATION...........................................    2-1
SCHEDULE 3  -   PARTNERSHIP FINANCIAL STATEMENTS...............................    3-1
SCHEDULE 4  -   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                AND RESULTS OF OPERATIONS OF THE PARTNERSHIP...................    4-1
SCHEDULE 5  -   DIRECTORS AND EXECUTIVE OFFICERS OF PUBLIC STORAGE, INC........    5-1

                                     (iv)

To the Holders of Limited Partnership Units of

PS Partners IV, Ltd., a California limited partnership


                                    SUMMARY

     UNITHOLDERS ARE URGED TO READ CAREFULLY THIS OFFER TO PURCHASE, INCLUDING THE MATTERS DISCUSSED UNDER "SPECIAL CONSIDERATIONS," AND THE ACCOMPANYING LETTER OF TRANSMITTAL BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

     Certain significant matters discussed in this Offer to Purchase are summarized below. This summary is not intended to be a complete description and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Offer to Purchase.

THE COMPANIES

PS Partners IV,
Ltd., a
California limited
partnership            The Partnership, organized in 1985, owns
                       interests in 36 properties, 35 of which are owned jointly with the Company. The general partners of the Partnership are B. Wayne Hughes, the chairman of the board and chief executive officer of the Company, and the Company (the "General Partners"). See "Background and
                       Purpose of the Offer -- The Partnership" and "--
                       Relationships." At December 1, 1996, there were approximately 3,217 holders of record owning 128,000
                       Units.  The Company owns 54,661 Units in the Partnership
                       (42.7% of the outstanding Units).

Public Storage, Inc.   The Company is a real estate investment trust ("REIT"),
                       organized in 1980 as a California corporation, that has invested primarily in existing mini-warehouses. The
                       Company is one of the general partners of the Partnership. See "Background and Purpose of the Offer --
                       The Company" and "-- Relationships."

THE OFFER

Number of Units
Subject to Offer       25,000 (approximately 20% of the outstanding Units)

Offer Price            $300 per Unit (the "Offer Price")

Expiration,
Withdrawal
and Proration Date     February 3, 1997, unless extended.  See "The Offer"

PURPOSE OF THE OFFER

     The Company has decided to increase its ownership of the Partnership and has chosen to accomplish this through a tender offer on terms it believes are attractive to the Company and its shareholders. The Company believes that the acquisition of Units through the Offer represents a good investment to the Company and its shareholders. Unitholders who require or desire liquidity are being offered the opportunity to receive cash for their Units. See "Background and Purpose of the Offer -- Purpose of the Offer."

POSITION OF THE GENERAL PARTNERS WITH RESPECT TO THE OFFER

     In view of their conflicts of interest, the General Partners make no recommendation to any Unitholder to tender or to refrain from tendering Units. Although the Offer Price is higher than the General Partners' estimate, based on an independent limited appraisal (as of January 1996) of the liquidation value per Unit, the Offer Price may be less than the amount Unitholders would actually receive upon liquidation of the Partnership. Accordingly, the Offer may not necessarily be advantageous to Unitholders who do not require or desire liquidity. The General Partners have no present intention to seek the liquidation of the Partnership. See "Position of the General Partners With Respect to the Offer." Under the Partnership Agreement, a liquidation of the Partnership or a removal of the General Partners can be initiated by limited partners and would require approval by holders of more than 50% of the outstanding Units in the Partnership at a meeting of limited partners or without a meeting by written consent.

SPECIAL CONSIDERATIONS

     In their evaluation of the Offer, Unitholders should carefully consider the following:

          . The General Partners have substantial conflicts of interests with respect to the Offer;

          . The Offer Price has been established by the Company and is not the result of arm's length negotiations;

          . No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price;

          . After the Offer, the Company, which currently owns 42.7% of the outstanding Units and is in a position to significantly influence all Partnership voting decisions, could own as much as 62.2% of the Units and be in a position to control all Partnership voting decisions;

          . The Offer Price may be less than the amount Unitholders would actually receive upon liquidation of the Partnership;

          . The General Partners believe that the Partnership's properties, like mini-warehouses generally, have increased in value over the last several years and may continue to do so, although there can be no assurance;

          . As alternatives to tendering their Units, Unitholders could retain their Units until liquidation of the Partnership or seek a private sale of the Units now or later. See "Special Considerations."

                             SPECIAL CONSIDERATIONS

     In their evaluation of the Offer, Unitholders should carefully consider the following:

          Conflicts of Interest with Respect to the Offer.  Since the Offer is
          -----------------------------------------------
          being made by the Company, a General Partner of the Partnership, the Company has substantial conflicts of interest with respect to the Offer. The Company has an interest in purchasing Units at the lowest possible price, whereas Unitholders who desire to sell have an interest in selling their Units at the highest possible price. The Company could have proposed a liquidation of the Partnership, which may have resulted in higher proceeds to Unitholders, instead of offering to purchase a portion of the Units.

          No Arms' Length Negotiation.  The Offer Price has been established by
          ---------------------------
          the Company, which is a General Partner of the Partnership, and is not the result of arms' length negotiations between the Company and the Partnership. The General Partners have not retained any unaffiliated person to represent the Unitholders. If an unaffiliated person had been engaged to represent the Unitholders, the terms of the Offer might have been different, and the unaffiliated person might have been able to negotiate a higher Offer Price. The Company, the largest owner and operator of mini-warehouses in the United States, believes that the Offer presents an opportunity to increase, on attractive terms, its investment in mini-warehouses in which it already has an interest.

          Control of all Partnership Voting Decisions by the Company.  The
          ----------------------------------------------------------
          Company, which currently owns 42.7% of the outstanding Units and is in a position to significantly influence all Partnership voting decisions, could, after the Offer, own as much as 62.2% of the Units and be in a position to control all voting decisions with respect to the Partnership, such as the timing of the liquidation of the Partnership, a sale of all of the Partnership's properties, a merger or other extraordinary transaction or removal of the General Partners (and election of successor general partners). This voting power could
          (i) prevent non-tendering Unitholders from taking action they desired but that the Company opposed and (ii) enable the Company to take action desired by the Company but opposed by non-tendering Unitholders. Substantially all of the Partnership's properties are owned jointly with the Company. Conflicts could exist between the best interests of the Partnership and the Company with regard to the operation, sale or financing of the Partnership's properties. For example, continued operation of the properties could be in the interests of the Company, while a sale could be in the interest of the Partnership.

          Offer Price May Be Less than Amount Received Upon Liquidation.  The
          -------------------------------------------------------------
          Offer Price may be less than the amount Unitholders would actually receive upon liquidation of the Partnership. There is no present intention to liquidate the Partnership. The Offer may not necessarily be advantageous to Unitholders who do not need to sell their Units.
          No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price.

          Possible Increase in Value.  The General Partners believe that the
          --------------------------
          Partnership's properties, like mini-warehouses generally, have increased in value over the last several years and, although there can be no assurance, may continue to appreciate in value.

          Alternatives to Tendering Units.  As alternatives to tendering their
          -------------------------------
          Units, Unitholders could retain their Units until liquidation of the Partnership or seek a private sale of their Units now or later. Under the Partnership Agreement, a liquidation of the Partnership or a removal of the General Partners can be initiated by limited partners and would require approval by holders of more than 50% of the outstanding Units in the Partnership at a meeting of limited partners or without a meeting by written consent. Meetings of limited partners may be called at any time by the General Partners or by one or more limited partners holding 10% or more of the outstanding Units by delivering written notice of such call to the General Partners.

                      BACKGROUND AND PURPOSE OF THE OFFER

     THE PARTNERSHIP. The Partnership is a California limited partnership which raised $64,000,000 from the sale of 128,000 Units at $500 per Unit in a registered public offering of the Units completed in July 1985. All of the Partnership's net proceeds of that offering have been invested in mini-warehouses and, to a lesser extent, business parks. The Partnership owns interests in 36 properties, 35 of which are owned jointly with the Company.

     The general partners of the Partnership are B. Wayne Hughes, the chairman of the board and chief executive officer of the Company, and the Company. The Partnership's properties are managed by the Company and an affiliate. The Partnership's properties, like those of the Company, are operated under the "Public Storage" name.

     For certain information on Partnership distributions and on Partnership properties (including property operations for the first nine months of 1996), see Schedules 1 and 2 to this Offer to Purchase, respectively, and for financial information on the Partnership refer to Schedule 3 to this Offer to Purchase and the reports on the Partnership filed with the Commission, which may be obtained in the manner described on the inside front cover to this Offer to Purchase.

     The following sets forth certain summarized financial information for the Partnership. This information should be read in conjunction with the Partnership's property operating results for the first nine months of 1996, the Partnership's Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations included as Schedules 2, 3 and 4, respectively, to this Offer to Purchase. EACH UNITHOLDER SHOULD CAREFULLY REVIEW THE PARTNERSHIP'S FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE PARTNERSHIP.

                                    Nine Months Ended
                                    September 30, (3)                 Year Ended December 31,
                                   -------------------   -------------------------------------------------
                                                    (In thousands, except per Unit data)
OPERATING DATA:                        1996       1995      1995      1994      1993      1992       1991
                                    -------    -------   -------   -------   -------   -------    -------
Revenues                            $11,354    $10,925   $14,563   $13,972   $13,589   $12,644    $11,992
Depreciation and amortization         2,571      2,400     3,229     3,109     3,473     3,178      3,136
Net income (loss)                       720        751       992       874       303       155        (72)
General partners' share of
 net income                             255        393       495       287       245       295        356
Limited partners' per Unit
 data (1):
 Net income (loss)                     3.63       2.80      3.88      4.59       .45     (1.09)     (3.34)
 Cash distributions (2)(3)            17.40      27.14     34.10     19.60     17.00     20.66      25.11
Funds from operations (4)(5)          3,254      3,151     4,221     3,983     3,776     3,333      3,064

                                   As of September 30,                   As of December 31,
                                   -------------------   ------------------------------------------------
                                                    (In thousands, except per Unit data)
BALANCE SHEET DATA:                     1996 (3)          1995      1994      1993      1992       1991
                                        -------          -------   -------   -------   -------    -------
Cash and cash equivalents               $   724          $   464   $ 1,712   $ 1,344   $   306    $   956
Total assets                             60,015           61,270    64,733    66,238    68,285     71,307
Book value per Unit (5)                 154.49            168.25    198.47    213.48    230.03     251.79
---------------

(1) Limited Partners' per Unit data is based on the weighted average number of Units (128,000) outstanding during the year.

(2) Includes special distribution of $9.00 per Unit and $6.26 per Unit in 1991 and 1995, respectively.

(3) Beginning with the third quarter of 1996, the Partnership reduced the quarterly distribution rate from $6.96 to $3.48 per Unit. The Partnership is seeking to replenish its cash reserves which were depleted by the 1995 special distribution and by capital expenditures to modernize the facilities.

(4) Funds from operations is defined as income before loss on early extinguishment of debt and gains or losses on disposition of real estate, adjusted as follows: (i) plus depreciation and amortization, and (ii) less distributions (from operations) to minority interests in excess of minority interest in income. FFO is a supplemental performance measure for equity REITs used by industry analysts. FFO does not take into consideration principal payments on debt, capital improvements, distributions and other obligations of the Partnership. Accordingly, FFO is not a substitute for the Partnership's net cash provided by operating activities or net income as a measure of the Partnership's liquidity or operating performance.

(5) Unaudited.

     THE COMPANY. The Company is a REIT, organized in 1980 as a corporation under the laws of California, that has invested primarily in existing mini-warehouses. The Company is the largest owner of mini-warehouses in the United States. The Company has also invested to a much smaller extent in existing business parks containing commercial and industrial rental space. At September 30, 1996, the Company had equity interests (through direct ownership, as well as general and limited partnership interests and capital stock) in 1,072 properties located in 37 states, consisting of 1,037 mini-warehouse facilities and 35 business parks. The Company's Common Stock (symbol "PSA") and ten series of preferred stock are traded on the NYSE. Since November 1995, the Company has been self-administered and self-managed through a merger with Public Storage Management, Inc. ("PSMI"). At September 30, 1996, the Company had total assets, total debt and total shareholders' equity of approximately $2.4 billion, $112.6 million and $2.1 billion, respectively.

     The Company's principal executive offices are located at 701 Western Avenue, Suite 200, Glendale, California 91201-2397. Its telephone number is
(818) 244-8080.

     Additional information concerning the Company is set forth in the reports on the Company, which may be obtained from the Company, the Commission or the NYSE, in the manner described on the inside front cover to this Offer to Purchase.

     PRIOR TENDER OFFERS. In June 1994, the Company acquired in tender offers an aggregate of 33,878 Units at $234 per Unit.

     RELATIONSHIPS. The following chart shows the relationships among the Partnership, the Company and the General Partners. As reflected in the table below, the Company is controlled by B. Wayne Hughes, its chairman of the board and chief executive officer. Mr. Hughes and the Company are the General Partners of the Partnership, the properties of which are also managed by the Company and an affiliate.

                             [CHART OMITTED HERE]
                            Description of Graphic

     Chart illustrating the affiliated relationships among the Partnership, the Company and BWH: the Company is a general partner and the property manager of the Partnership and owner of 42.7% of the Units in the Partnership; BWH is a general partner of the Partnership; BWH owns 44% of the Company and Public Shareholders own 56% of the Company.

SOLID LINES INDICATE OWNERSHIP INTERESTS AND BROKEN LINES INDICATE OTHER RELATIONSHIPS.



BWH          =  B. Wayne Hughes. Mr. Hughes, one of the General Partners, is the
                chairman of the board and chief executive officer of the Company.
Partnership  =  PS Partners IV, Ltd., a California limited partnership.

Company      =  Public Storage, Inc., the Corporate General Partner and owner of approximately 42.7% of the Units in the Partnership. Percentage of stock ownership of the Company by BWH represents percentage of outstanding shares of Common Stock deemed beneficially owned
                (under Commission rules), as of September 30, 1996, by BWH and members of his immediate family.

     PURPOSE OF THE OFFER. The Company, a general partner of the Partnership, currently owns a joint venture interest (ranging from approximately 33% to 50%) in 35 of the Partnership's 36 properties and, in September 1993, the Company became a co-General Partner in the Partnership. Accordingly, the Company is familiar with the operations and prospects of the Partnership. In addition, the Company beneficially owns 54,661 of the 128,000 outstanding Units in the Partnership (42.7%). All of these Units have been acquired since January 1, 1991 for an aggregate purchase price of 141,996 shares of Company Common Stock (approximately $1,105,866) and $10,926,706 in cash. Substantially all of these Units were acquired directly from Unitholders, including 33,878 Units acquired in tender offers completed in June 1994 at $234 per Unit, and the balance through secondary firms of the type described below under "Market Prices of Units -- Information From The Stanger Report Regarding Sales Transactions." For certain additional information on recent Company purchases of Units, see "Market Prices of Units -- General."

     The Company has decided to increase its ownership of the Partnership and has chosen to accomplish this through a tender offer on terms that the Company believes are attractive to the Company and its shareholders. The Company believes that it will benefit from ownership of Units acquired in the Offer and from distributions attributable to them. None, or only a small portion, of such distributions is expected to constitute taxable income. The Company believes that the acquisition of Units through the Offer represents a good investment to the Company and its Shareholders. In addition, the acquisition of Units will assist the Company in retaining its REIT status by reducing its non-qualifying income resulting from its November 1995 merger with PSMI.

           POSITION OF THE GENERAL PARTNERS WITH RESPECT TO THE OFFER

     Since the Company is a General Partner of the Partnership and there is no independent general partner, no recommendation is made to any Unitholder to tender or to refrain from tendering his or her Units. EACH UNITHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER OR NOT TO TENDER, BASED UPON A NUMBER OF FACTORS, INCLUDING THE UNITHOLDER'S FINANCIAL POSITION, INCLUDING NEED OR DESIRE FOR LIQUIDITY, OTHER FINANCIAL OPPORTUNITIES AND TAX POSITION. The General Partners believe that the Offer provides all Unitholders who require or desire liquidity the opportunity to receive cash for their Units without paying the fees or commissions often paid in connection with transactions through secondary firms. See "Market Prices of Units."

     Although the Offer Price is higher than the General Partners' estimate, based on an independent limited appraisal, of the liquidation value per Unit, the Offer Price may be less than the amount Unitholders would actually receive upon liquidation of the Partnership. Accordingly, the Offer may not necessarily be advantageous to Unitholders who do not require or desire liquidity. The General Partners have no present intention to seek the liquidation of the Partnership because they believe that it is not an opportune time to sell mini-warehouses. Although the General Partners originally anticipated a liquidation of the Partnership in 1990-1993, since the completion of the Partnership's offering in 1985, significant changes have taken place in the financial and real estate markets that must be taken into account in considering the timing of any proposed sale or financing, including: (i) the increased construction of mini-warehouses from 1984 to 1988, which has increased competition, (ii) the general deterioration of the real estate market (resulting from a variety of factors, including changes in tax laws), which has significantly affected property values and decreased sales activities and (iii) the reduced sources of real estate financing.

     The Partnership engaged Lawrence R. Nicholson, MAI, a principal with the firm of Nicholson-Douglas Realty Consultants, Inc. ("NDRC") to perform a limited investigation and appraisal of the Partnership's property portfolio. In a letter appraisal report dated May 13, 1996, NDRC indicated that, based on the assumptions contained in the report, the aggregate market value of the Partnership's 36 properties (consisting not only of the Partnership's interest but also including the Company's interest), as of January 31, 1996, was $77,500,000: $67,500,000 for the 33 mini-warehouses and $10,000,000 for the three low-rise office buildings). NDRC's report is limited in that NDRC did not inspect the properties and relied primarily upon the income capitalization approach in arriving at its opinion. NDRC's aggregate value conclusion represents the 100% property interests, and although not valued separately, includes both the interest of the Partnership in the properties, as well as the interest of the Company, which owns a joint venture interest (ranging from about 33% to 50%) in 35 of the 36 properties. The analytical process that was undertaken in the appraisal included a review of the properties' unit mix, rental rates and historical financial statements. Following these reviews, a stabilized level of net operating income was projected for the properties (an aggregate of $6,968,000 for the 33 mini-warehouses and $1,109,000 for the office buildings). In the case of the mini-warehouses, value estimates were then made using both a direct capitalization analysis ($69,900,000) and a discounted cash flow analysis ($66,600,000). In applying the discounted cash flow analysis to the mini-warehouses, projections of cash flow from each property were developed for an 11-year period ending in the year 2007. Growth rates for income and expenses were assumed to be 3.5% per year. NDRC then used a terminal capitalization rate of 10.5% to capitalize each property's 11th year net operating income into a residual value at the end of the holding period. The ten yearly cash flows plus the residual or reversionary proceeds net of sales costs were then discounted to present worth using a discount rate of 13.25%. In the direct capitalization analysis, NDRC applied a 10.0% capitalization rate to the mini-warehouses' stabilized net operating income. These value estimates were then compared to an estimated value using a regression analysis ($66,200,000) applied to approximately 300 sales of mini-warehouses to evaluate the reasonableness of the estimates using the direct capitalization and discounted cash flow analysis.

     The office buildings were valued using a direct capitalization analysis by applying a 10.0% capitalization rate to their stabilized net operating income. NDRC has prepared other appraisals for the General Partners and their affiliates and is expected to continue to prepare appraisals for the General Partners and their affiliates. No environmental investigations were conducted with respect to the limited investigation of the Partnership's properties. Accordingly, NDRC's appraisal did not take into account any environmental cleanup or other costs that might be incurred in connection with a disposition of the properties. Although there can be no assurance, based on recently completed environmental investigations, the Partnership is not aware of any environmental contamination of its facilities material to its overall business or financial condition. In addition to assuming compliance with applicable environmental laws, the appraisal also assumed, among other things, compliance with applicable zoning and use regulations and the existence of required licenses.

     Unitholders should recognize that appraisals are opinions as of the date specified, are subject to certain assumptions and the appraised value of the Partnership's properties may not represent their true worth or realizable value. There can be no assurance that, if these properties were sold, they would be sold at the appraised values; the sales price might be higher or lower than the appraised values.

     Unitholders may obtain a copy of the letter appraisal report from Public Storage's Investor Services Department by telephoning (818) 244-8080, ext. 218.

     Based on NDRC's limited appraisal (as of January 1996), the General Partners have estimated a liquidation value per Unit of $262. This liquidation value was calculated assuming (i) the properties owned by the Partnership and the Company were sold at the values reflected in NDRC's report, (ii) costs of 5% of the sales price of the properties were incurred in the sale of the properties, (iii) the proceeds from the properties held jointly by the Partnership and the Company were allocated between them in accordance with the joint venture agreement and (iv) the Partnership's other net assets were liquidated at their book value at September 30, 1996.

     The computations on which this estimated liquidation value was based are summarized in the following table:

     Estimated value of Partnership's interest
       in properties based on NDRC's report (1)                          $34,448,000

     Plus:
       Other tangible assets (including cash) (2)                          1,031,000

     Less:
       Prepaid rents and security deposits (2)                              (396,000)
       Accounts payable and accrued expenses (2)                          (1,218,000)
                                                                         -----------

     Net Proceeds Available for Distribution                             $33,865,000
                                                                         ===========

     Amount per Unit (3)                                                 $       262
                                                                         ===========

_______________

(1) Assumes estimated sales expenses of 5% and proceeds from the sale of the jointly held properties allocated between the Partnership and the Company based on the joint venture agreement.

(2) As of September 30, 1996.

(3) Based on 128,000 Units and 1,293 equivalent units (reflecting the Company's 1% capital interest in the Partnership).

     Since the Partnership's organization, all depreciation deductions relating to the jointly held properties have been allocated to the Partnership. Under the joint venture agreement, the Company would be entitled to a share of the proceeds of a current sale of certain of the properties that is larger than its proportionate interest in the properties and conversely the Partnership is entitled to a share that is smaller. However, if the properties increase in value, the Partnership's share of the proceeds from a sale of such properties would more closely approximate its proportionate interest in the properties.

     Although, as noted above, the original time frame for the liquidation of the Partnership has passed, the Company is not offering to purchase the properties and the General Partners have not solicited any proposal for the acquisition of the Partnership or its properties. The General Partners do not believe that this is an opportune time to sell the Partnership's properties.
The Partnership's results of operation have improved over the last several years and the General Partners believe that the Partnership's properties have appreciated in value and may continue to do so, as a result of the decrease in the level of new mini-warehouse construction from the peak levels of new construction in 1984-1988. There can be no assurance, however, that the improvement in property operations will continue or that the Partnership's properties will continue to appreciate in value. EACH UNITHOLDER SHOULD CAREFULLY REVIEW THE PARTNERSHIP'S FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE PARTNERSHIP INCLUDED AS SCHEDULES 3 AND 4, RESPECTIVELY, TO THIS OFFER TO PURCHASE.

     While the Offer presents each Unitholder with the opportunity to make an individual decision on whether or not to dispose of his or her Units and to sell his or her Units at more than the General Partners' estimate of the liquidation value per Unit, a sale of the properties and liquidation of the Partnership could result in a higher price for Unitholders and a higher cost to the Company, a General Partner of the Partnership. Under the Partnership Agreement, a liquidation of the Partnership or a removal of the General Partners can be initiated by limited partners and would require approval by holders of more than 50% of the outstanding Units at a meeting or by written consent. See "Special Considerations --Alternatives to Tendering Units."

     The General Partners will continue after the Offer to receive the same fees with respect to the Partnership that they received prior to the Offer.

     Since 1994 the Company has entered into merger agreements with 13 affiliated REITs under which the Company has acquired, or is acquiring, the REITs' properties in transactions under which the REITs' shareholders were, or are being, afforded, on a tax free basis, the opportunity to convert their investment in the REITs into an investment in the Company, which generally owns the same type of properties as the REITs. These merger agreements were conditioned on approval by the respective REITs' shareholders and satisfied the obligation in all but one of the REITs' bylaws to present a proposal to its shareholders for the sale or financing of its properties at a specified time. The Company has also acquired properties from affiliated private partnerships, which, unlike the Partnership, had little or no diversification because of the small number of properties they owned.

     Unlike the Offer, an acquisition of the Partnership's properties by the Company (or a merger of the Partnership with the Company) would lengthen the federal income depreciation schedule of the Partnership's properties resulting in a higher portion of the net operating income generated by the properties being taxable and would not be in the economic interest of the Company and its shareholders. The Company intends, from time to time, to acquire additional Units. The Company has no present plans or intentions to engage in a "going private transaction" with the Partnership, which is defined generally in the Commission's rules as a merger or other extraordinary transaction between an entity and its affiliates that reduces the number of security holders below 300.

     The Company does not intend any material change in the Partnership's operations after the Offer, although the General Partners are considering transferring the Partnership's low-rise office buildings to a separate entity. However, the Company may at a later time offer to acquire the Partnership's properties and the acquisition could result in liquidation payments to Unitholders higher, or lower, than the Offer Price. After the Offer, the Company could own as much as 62.2% of the Units and thus control a sale of the properties.

                          DETERMINATION OF OFFER PRICE

     The Offer Price has been established by the Company, which is a General Partner of the Partnership, and is not the result of arms' length negotiations between the Company and the Partnership. The Offer Price is higher than the General Partners' estimate, based on an independent limited appraisal (as of January 1996), of the liquidation value per Unit of $262 per Unit in order to correspond with certain secondary market prices for Units. See "Position of the General Partners with Respect to the Offer" and "Market Prices of Units."

                                   THE OFFER

     TERMS OF THE OFFER. Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer") (including, if the Offer is extended or amended, the terms of any such extension or amendment), the Company will accept for payment and pay for up to 25,000 Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with the Offer. The term "Expiration Date" shall mean 5:00 P.M., New York City time, on February 3, 1997, unless and until the Company in its sole discretion shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Company, shall expire. Unitholders who tender their Units will not be obligated to pay partnership transfer fees or commissions.

     The Offer Price is $300 per Unit.

     The Offer is conditioned on satisfaction of certain conditions as set forth herein. The Company reserves the right (but shall not be obligated), in its reasonable discretion, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Company reserves the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered and terminate the Offer, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered,
(iii) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

     The Partnership has provided to the Company the list of Unitholders for the purpose of disseminating the Offer. UNITHOLDERS WHOSE UNITS ARE ACCEPTED FOR PAYMENT IN THE OFFER WILL NOT RECEIVE ANY CASH DISTRIBUTIONS PAYABLE AFTER THE EXPIRATION DATE, INCLUDING THE DISTRIBUTION PAYABLE ON OR ABOUT MARCH 15, 1997.

     The Company beneficially owns 54,661, or approximately 42.7%, of the outstanding Units.

     PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS. If the number of Units validly tendered prior to the Expiration Date and not withdrawn is not more than 25,000, the Company, upon the terms and subject to the conditions of the Offer, will accept for payment all Units so tendered.

     If the number of Units validly tendered and not withdrawn prior to the Expiration Date is more than 25,000 Units, the Company, upon the terms and subject to the conditions of the Offer, will accept for payment only 25,000 Units, with such Units purchased on a pro rata basis. If proration would result in a Unitholder owning less than five Units, the Company will not accept any Units tendered by such Unitholder in the Offer.

     If proration of tendered Units is required, because of the difficulty of determining the number of Interests validly tendered and not withdrawn, the Company may not be able to announce the final results of such proration until at least approximately seven business days after the Expiration Date. Subject to the Company's obligation under Rule 14e-1(c) under the Exchange Act to pay Unitholders the Offer Price in respect of Units tendered or return those Units promptly after the termination or withdrawal of the Offer, the Company does not intend to pay for any Units accepted for payment pursuant to the Offer until the final proration results are known. Notwithstanding any such delay in payment, no interest will be paid on the Offer Price.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Company will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with the Offer, as promptly as practicable following the Expiration Date. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the Company shall be deemed to have accepted for payment (and thereby purchased) tendered Units when, as and if the Company gives oral or written notice to the Depositary of the Company's acceptance for payment of such Units pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will in all cases be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering Unitholders for the purpose of receiving payment from the Company and transmitting payment to tendering Unitholders. Under no circumstances will interest be paid on the purchase price by reason of any delay in making such payment.

     If any tendered Units are not accepted for payment pursuant to the terms and conditions of the Offer, the Letter of Transmittal with respect to such Units not purchased will be destroyed by the Depositary. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Company is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Company's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Company, retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in the Offer.

     If, prior to the Expiration Date, the Company shall increase the consideration offered to Unitholders pursuant to the Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

     The Company reserves the right to transfer or assign, at any time and from time to time, in whole or in part, to one or more affiliates or direct or indirect subsidiaries of the Company, the right to purchase Units tendered pursuant to the Offer, but no such transfer or assignment will relieve the Company of its obligations under the Offer or prejudice the rights of tendering Unitholders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

     PROCEDURES FOR TENDERING UNITS. For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date.

     In order for a tendering Unitholder to participate in the Offer, Units must be validly tendered and not withdrawn prior to the Expiration Date, which is 5:00 P.M., New York City time, on February 3, 1997 (unless extended).

     The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Unitholder, and delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     By executing a Letter of Transmittal as set forth above, a tendering Unitholder irrevocably appoints the designees of the Company as such Unitholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unitholder's rights with respect to the Units tendered by such Unitholder and accepted for payment by the Company. Such appointment will be effective when, and only to the extent that, the Company accepts such Units for payment. Upon such acceptance for payment, (i) all prior proxies given by such Unitholder with respect to such Units will, without further action, be revoked, (ii) no subsequent proxies may be given (and if given will not be effective) and (iii) the designees of the Company will, with respect to such Units, be empowered to exercise all voting and other rights of such Unitholder as they in their sole discretion may deem proper at any meeting of Unitholders, by written consent or otherwise. The Company reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon the Company's acceptance for payment of such Units, the Company must be able to exercise full voting and other rights as a record and beneficial owner with respect to such Units, including voting at any meeting of Unitholders or action by written consent.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unitholder, and the Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Company, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

     A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and the Company upon the terms and subject to the conditions of the Offer, including the tendering Unitholder's representation and warranty that such Unitholder owns the Units being tendered.

     WITHDRAWAL RIGHTS. Except as otherwise provided in the Offer, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after February 22, 1997.

     For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. The signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution (a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program).

     If purchase of, or payment for, Units is delayed for any reason or if the Company is unable to purchase or pay for Units for any reason, without prejudice to the Company's rights under the Offer, tendered Units may be retained by the Depositary on behalf of the Company and may not be withdrawn except to the extent that tendering Unitholders are entitled to withdrawal rights as set forth herein, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

     All questions as to the form and validity (including timeliness of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. Neither the Company, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

     Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following any of the procedures described in the Offer at any time prior to the Expiration Date.

     EXTENSION OF TENDER PERIOD; TERMINATION AND AMENDMENT. The Company expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units by giving oral or written notice of such extension to the Depositary (during any such extension all Units previously tendered and not withdrawn will remain subject to the Offer), (ii) to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, by giving oral or written notice of such termination to the Depositary, (iii) upon the occurrence of any of the conditions specified in the Offer, delay the acceptance for payment of, or payment for, any Units not theretofore accepted for payment or paid for, by giving oral or written notice of such termination or delay to the Depositary and (iv) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in the Offer or both) by giving oral or written notice of such amendment to the Depositary. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the Company will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service. The Company may also be required by applicable law to disseminate to Unitholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer.

     If the Company extends the Offer, or if the Company (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may retain tendered Units on behalf of the Company, and such Units may not be withdrawn except to the extent tendering Unitholders are entitled to withdrawal rights as described in the Offer. However, the ability of the Company to delay payment for Units that the Company has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If the Company makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Company will extend the Offer to comply with the Commission's interpretations of Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price, percentage of securities sought or the soliciting agent's fee, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. (In the Commission's view, an offer should remain open for a minimum of five business days from the date such material change is first published, sent or given to security holders.) With respect to a change in price, percentage of securities sought or the soliciting agent's fee, however, a minimum ten business day period is required to allow for adequate dissemination to security holders and for investor response.

     Following the termination of the Offer, the Company may make an offer for Units not tendered in this Offer, which may be on terms similar or different from those described in the Offer. There is no assurance that, following the Expiration Date, the Company will make another offer for Units not tendered in the Offer.

     SOURCE OF FUNDS. The Company expects that approximately $7,693,000 is necessary to consummate the Offer, including related fees and expenses, assuming all 25,000 Units are tendered and accepted for payment. These funds will be available from the Company's general corporate funds.

     CONDITIONS OF THE OFFER. The obligation of the Company to complete the purchase of tendered Units is subject to each and all of the following conditions which, in the reasonable judgment of the Company with respect to each and every matter referred to below and regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for purchase:

          (a) There shall not be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission (i) challenging the acquisition by the Company of the Units, seeking to restrain or prohibit the making or consummation of the Offer, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, (ii) seeking to prohibit or restrict the Company's ownership or operation of any material portion of the Company's business or assets, or to compel the Company to dispose of or hold separate all or any material portion of its business or assets as a result of the Offer, (iii) seeking to make the purchase of, or payment for, some or all of the Units illegal, (iv) resulting in a delay in the ability of the Company to accept for payment or pay for some or all of the Units, (v) imposing material limitations on the ability of the Company effectively to acquire or hold or to exercise full rights of ownership of the Units, including, without limitation, the right to vote the Units purchased by the Company on all matters properly presented to limited partners of the Partnership, (vi) which, in the reasonable judgment of the Company, could materially and adversely affect the treatment of the Offer for federal income tax purposes, (vii) which otherwise is reasonably likely to materially adversely affect the Partnership or the value of the Units or (viii) which imposes any material condition unacceptable to the Company;

          (b) No statute, rule, regulation or order shall be enacted, promulgated, entered or deemed applicable to the Offer, no legislation shall be pending and no other action shall have been taken, proposed or threatened by any domestic government or governmental authority or by any court, domestic or foreign, which, in the reasonable judgment of the Company, is likely, directly or indirectly, to result in any of the consequences referred to in paragraph (a) above; and

          (c) There shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity materially affecting the United States, (iv) any limitation by any governmental authority or any other event which is reasonably likely to affect the extension of credit by banks or other leading institutions in the United States, (v) any material decline in security prices on the NYSE or (vi) in the case of any of the foregoing existing at the time of the Offer, any material worsening thereof.

     The foregoing conditions are for the reasonable benefit of the Company.
The conditions may be waived by the Company at any time and from time to time in its reasonable discretion. Any determination by the Company will be final and binding on all parties. If any such conditions are waived, the Offer will remain open for a minimum of five business days from the date notice of such waiver is first published, sent or given to Unitholders.

     FEES AND EXPENSES. The Company has retained The First National Bank of Boston to act as Depositary in connection with the Offer. The Company will pay the Depositary reasonable and customary compensation for its services. The Company will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Company will also pay all costs and expenses of printing and mailing the Offer.

     Assuming all 25,000 Units are tendered and accepted for payment, expenses of the Offer (exclusive of the purchase price of the Units) are estimated at $193,000, including: legal and accounting fees and expenses ($10,000), printing ($4,700), filing fees ($1,500), Depositary Agent fees and expenses ($10,000), Soliciting Agent fees ($150,000), distribution of Offer materials ($7,200) and miscellaneous ($9,600).

     SOLICITING AGENT. The Company has retained Christopher Weil & Company, Inc., a registered broker dealer, to answer questions and solicit responses to this transaction and will pay Christopher Weil & Company, Inc. 2% of the Offer Price for each Unit tendered and accepted by the Company. In addition, Christopher Weil & Company, Inc. will be indemnified against certain liabilities, including liabilities under the federal securities laws. Christopher Weil & Company, Inc. has acted in a similar capacity in connection with other tender and exchange offers by the Company and in soliciting consents from the limited partners of other partnerships sponsored by the General Partners and their affiliates.

     DISSENTERS' RIGHTS AND INVESTOR LISTS. Neither the Partnership Agreement nor California law provides any right for Unitholders to have their respective Units appraised or redeemed in connection with or as a result of the Offer.
Each Unitholder has the opportunity to make an individual decision on whether or not to tender in the Offer. Under the Partnership Agreement, any Unitholder is entitled (i) upon request, to obtain a list of the limited partners in the Partnership, at the expense of the Partnership and (ii) upon reasonable request, to inspect and copy, at his or her expense and during normal business hours, the books and records of the Partnership.

     FEDERAL INCOME TAX CONSEQUENCES. The sale of Units for cash will be treated for federal income tax purposes as a taxable sale of the Units purchased. The particular tax consequences of the tender for a Unitholder will depend upon a number of factors related to that Unitholder's tax situation, including the Unitholder's tax basis in his or her Units, whether the Unitholder disposes of all of his or her Units in the Partnership (and therefore is no longer subject to the "passive loss" rules with respect to the Partnership) and whether the Unitholder will be able to utilize currently any capital losses that result from the sale in the Offer. However, the Company anticipates that Unitholders who acquired their Units in an early closing of the original offering and who sell all of their Units in the Offer will generally recognize a capital gain of approximately $135 per Unit as a result of the sale (assuming a sale effective at the beginning of the first quarter of 1997 based on the Company's estimate of the Partnership's 1996 income and distributions), as well as an estimated ordinary loss of approximately $56 per Unit attributable to passive losses from the Partnership's operations in 1996 and suspended passive losses from the Partnership's operations in prior years (assuming that suspended passive losses from the Partnership in prior years have not previously been offset by passive income from other sources). The tax impact, however, could be quite different for Unitholders who acquired their Units after the original offering, for Unitholders who sell less than all of the Units they are deemed to own, or for Unitholders who previously offset passive losses produced by the Partnership with passive income earned from other sources. To the extent a Unitholder recognizes a capital loss on the sale of all Units, such loss can be applied to offset capital gains from other sources. (Losses from a sale of less than all of the Units that a Unitholder is deemed to own may be subject to limitation under the passive loss rules.) In addition, individuals may use such capital losses in excess of capital gains to offset up to $3,000 of ordinary income in any single year ($1,500 for a married individual filing a separate return). Any such capital losses that are not used currently can be carried forward and used in subsequent years. A corporation's capital losses in excess of current capital gains generally may be carried back three years, with any remaining unused portion available to be carried forward for five years.
BECAUSE THE INCOME TAX CONSEQUENCES OF A TENDER OF UNITS WILL NOT BE THE SAME FOR ALL UNITHOLDERS, UNITHOLDERS CONSIDERING TENDERING THEIR UNITS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATIONS.

     MISCELLANEOUS. THE OFFER IS BEING MADE TO ALL UNITHOLDERS, PROVIDED, HOWEVER, THAT THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNITHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE COMPANY IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL. HOWEVER, IF ANY SUCH JURISDICTION EXISTS, THE COMPANY MAY IN ITS DISCRETION TAKE SUCH ACTIONS AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN SUCH JURISDICTION.

     FOLLOWING THE TERMINATION OF THE OFFER, THE COMPANY MAY MAKE AN OFFER FOR UNITS NOT TENDERED IN THIS OFFER, WHICH MAY BE ON TERMS SIMILAR OR DIFFERENT FROM THOSE DESCRIBED IN THE OFFER. THERE IS NO ASSURANCE THAT, FOLLOWING THE EXPIRATION DATE, THE COMPANY WILL MAKE ANOTHER OFFER FOR UNITS NOT TENDERED IN THE OFFER.

                 EFFECTS OF OFFER ON NON-TENDERING UNITHOLDERS

     CONTROL OF THE PARTNERSHIP.   After the Offer, the Company will be in a
position to control the vote of the limited partners. See "Special Considerations -- Control of all Partnership Voting Decisions by the Company."

     EFFECT ON TRADING MARKET. There is no established public trading market for the Units, and, therefore, a reduction in the number of Unitholders should not materially further restrict the Unitholders' ability to find purchasers for their Units. See "Market Prices of Units" for certain limited information regarding secondary sales of the Units.

     PARTNERSHIP STATUS. The Company believes the purchase of Units by the Company, as proposed, should not adversely affect the issue of whether the Partnership is classified as a partnership for federal income tax purposes.

     PARTNERSHIP BUSINESS. The Offer will not materially affect the operation of the properties owned by the Partnership since the properties will continue to be managed by the Company and an affiliate.

          Although after the Offer the Company may acquire additional Units thereby increasing its ownership position in the Partnership, the General Partners have no present plans or intentions with respect to the Partnership for a liquidation, a merger, a sale or purchase of material assets or borrowings and no Partnership assets have been identified for sale or financing, other than the Partnership's low-rise office buildings which the General Partners are considering transferring to a separate entity.

                             MARKET PRICES OF UNITS

     GENERAL. The Units are not listed on any national securities exchange or quoted in the over the counter market, and there is no established public trading market for the Units. Secondary sales activity for the Units has been limited and sporadic. The General Partners monitor transfers of the Units (i) because the admission of the transferee as a substitute limited partner requires the consent of the General Partners under the Partnership Agreement,
(ii) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes and (iii) because the Company has purchased Units. However, the General Partners do not have information regarding the prices at which all secondary sales transactions in the Units have been effectuated. Various organizations offer to purchase and sell limited partnership interests (such as the Units) in secondary sales transactions. Various publications such as The Stanger Report summarize and report information (on a monthly, bimonthly or less frequent basis) regarding secondary sales transactions in limited partnership interests (including the Units), including the prices at which such secondary sales transactions are effectuated.

     The General Partners estimate, based solely on the transfer records of the Partnership and the Partnership's transfer agent, that the number of Units transferred in sales transactions (i.e., excluding transactions believed to be between related parties, family members or the same beneficial owner) was as follows:

                                        Number of Total        Percentage of         Number of
Year                                 Units Transferred(1)    Units Outstanding    Transactions(1)
----------------------------------   ---------------------   ------------------   ----------------
    1994                                      36,370(2)(3)           28.41%          1,680(2)(3)
    1995                                      12,400(4)               9.69%             53(4)
    1996 (through September 30)                2,009(5)(6)(7)         1.57%             57(5)(6)(7)

_______________

(1) Transfers are recorded quarterly on the Partnership's records, as of the first day following each calendar quarter.

(2) In 1994, the Company purchased 707 Units in 26 transactions: 30 Units at $194.00 per Unit (January 1), 40 Units at $212.00 per Unit (January 1), 100 Units at $215.00 per Unit (January 1), 20 Units at $217.00 per Unit (January
    1), 50 Units at $215.00 per Unit (April 1) and 467 Units at $234.00 per Unit (October 1).

(3) In 1994, the Company accepted for purchase 33,878 Units tendered in response to the Company's cash tender offers at $234.00 per Unit.

(4) In 1995, the Company purchased 11,268 Units in 16 transactions: 182 Units at $234.00 per Unit (January 1), 100 Units at $234.00 per Unit (April 1), 60 Units at $222.31 per Unit (April 1) and 10,926 Units at $234.00 per Unit (October 1).

(5) On January 1, 1996, the Company purchased 160 Units in two transactions at $250.00 per Unit.

(6) On April 1, 1996, the Company purchased 220 Units in ten transactions: 125 Units at $250.00 per Unit, 50 Units at $250.80 per Unit and 45 Units at $255.00 per Unit.

(7) On July 1, 1996, the Company purchased 140 Units in four transactions at $260.00 per Unit.

    On October 1, 1996, the Company purchased 92 Units in five transactions: 30 Units at $255.00 per Unit, 12 Units at $263.01 per Unit, 10 Units at $290.00 per Unit and 40 Units at $292.00 per Unit.

     All of the purchases of Units described in notes (2), (4) (5), (6) and (7) above were acquired directly from Unitholders or through secondary firms of the type described below under "Information From The Stanger Report Regarding Sales Transactions."

     INFORMATION OBTAINED FROM DEAN WITTER REGARDING SALES TRANSACTIONS. Dean Witter Reynolds Inc. ("Dean Witter") was the dealer-manager for the Partnership's initial offering of Units. Set forth below is information obtained from Dean Witter on the high and low sale price per Unit for sale transactions during each quarter of 1994, 1995 and 1996 (through September 30):

                          Per Unit Transaction Price (1)(2)

                                                                   Number
                                                     Number       of Units
                                 High     Low       of Sales(2)    Sold(2)
                                 ----     -------   -----------   --------
 1994
  First Quarter                 $165.00   $165.00          1            10
  Second Quarter                     --        --         --            --
  Third Quarter                      --        --         --            --
  Fourth Quarter                     --        --         --            --

 1995
  First Quarter                      --        --         --            --
  Second Quarter                     --        --         --            --
  Third Quarter                      --        --         --            --
  Fourth Quarter                 234.00    234.00          1            20

 1996
  First Quarter                  212.12    212.12          1            50
  Second Quarter                     --        --         --            --
  Third Quarter                  260.00    260.00          1            20
---------------

(1) The original purchase price was $500 per Unit.

(2) This information was compiled by Dean Witter in the ordinary course based upon reports made of negotiated sales. The price information represents the prices reported to have been paid by the buyers to the sellers net of commissions.

     INFORMATION FROM THE STANGER REPORT REGARDING SALES TRANSACTIONS. The information set forth below is extracted from sections of the June 1994, September 1994, December 1994, March 1995, June 1995, September 1995, December 1995, March 1996, June 1996 and Fall 1996 issues of The Stanger Report captioned "Limited Partnership Secondary-Market Prices" and additional information provided to the General Partners by Robert A. Stanger & Co., Inc. ("Stanger"). Those publications (the "Stanger Publications") and the additional information provided by Stanger summarized secondary market prices for public limited partnerships based on actual transactions during the reporting periods listed on the tables below. The following secondary-market firms provided high and low price data to The Stanger Report for some or all of the reporting periods: 2nd Market Capital Service - (800) 999-7793/(608) 833-7793, American Partnership Services - (800) 736-9797/(801) 756-1166, Bigelow Management, Inc. - (800) 431-
7811/(212) 697-5880, Chicago Partnership Board - (800) 272-6273/(312) 332-4100,
Cuyler & Associates - (800) 274-9991/(602) 596-0120, DCC Securities Corp. -
(800) 945-0440/(212) 370-1090, Empire Securities - (805) 943-0950, EquityLine
Properties - (800) 327-9990/(305) 670-9700, Equity Resources Group - (671) 876-
4800, Fox & Henry, Inc. - (708) 325-4445, Frain Asset Management - (800) 654-
6110, Joseph Charles & Assoc., Inc. - (800) 526-1763, Liquidity Fund - (800) 833-3360, MacKenzie-Patterson Securities - (800) 854-8357/(510) 631-9100,
Murillo Company - (800) 275-9626/(805) 327-9626, Nationwide Partnership Marketplace - (800) 969-8996/(415) 382-3555, New York Partnership Exchange -
(800) 444-7357/(813) 955-8816, Pacific Partnership Group - (800) 727-7244/(602)
957-3050, Partnership Service Network -(800) 483-0776/(813) 588-0776,
Partnership Exchange Securities Company - (800) 736-9797/(510) 763-5555, Raymond James & Associates - (800) 248-8863, The Partnership Marketing Company - (707) 824-8600, Secondary Income Funds -(708) 325-4445, Securities Planners, Inc. -
(800) 747-0088 and Sunpoint Securities, Inc. - (813) 588-0776. IN EVALUATING WHETHER OR NOT TO TENDER THEIR UNITS IN THE OFFER, UNITHOLDERS MAY WISH TO CONTACT THESE FIRMS OR OTHER FIRMS INVOLVED IN SECONDARY SALES OF INTERESTS IN LIMITED PARTNERSHIPS.

     The information regarding sale transactions in Units from the Stanger Publications and Stanger is as follows:

       Reporting period                Per Unit Transaction Price(1)
       ----------------               -----------------------------           No. of
                                            High             Low              Units(2)
                                      ----------------   -----------       -------------
       1994
       ----
       January 1 - March 31                    $217.00       $160.00               260
       April 1 - June 30                        180.00        180.00                40
       July 1 - September 30                        --            --                --
       October 1 - October 31(3)                    --            --                --
       October 31 - December 31                     --            --                --

       1995
       ----
       January 1 - March 31                     222.31        222.31                60
       April 1 - June 30                        236.31        140.00                50
       July 1 - September 30                    250.00        236.00                35
       October 1 - December 31                  305.27        220.00               300

       1996
       ----
       January 1 - March 1                      270.00        175.00               224
       April 1 - June 30                        275.00        260.00               146
       July 1 - September 30                    302.40        225.00               140

_________________

(1) The original purchase price was $500 per Unit. The General Partners do not know whether the transaction prices shown are before or after commissions.

(2) The General Partners do not know the number of transactions.

(3) Based on information provided by Stanger.

     The information from The Stanger Report contained above is provided without verification by the General Partners and is subject to the following qualifications in The Stanger Report: "Limited partnerships are designed as illiquid, long-term investments. Secondary-market prices generally do not reflect the current value of partnership assets, nor are they indicative of total return since prior cash distributions and tax benefits received by the original investor are not reflected in the price. Transaction prices are not verified by Robert A. Stanger & Co."

     INFORMATION FROM THE CHICAGO PARTNERSHIP BOARD REGARDING SALES TRANSACTIONS. According to the Chicago Partnership Board, Inc. ("CPB"), an auctioneer for limited partnership interests, the amounts paid by buyers for Units in transactions executed by CPB ranged from $250.00 to $302.40 per Unit during the period November 15, 1995 to November 15, 1996 with an ending transaction price of $300.00.

     According to CPB, all prices are amounts paid by buyers and, due to transaction costs, mark-ups and general partner imposed transfer fees, sellers typically receive a lesser amount.

     No assurances can be given that the above prices represent the true value of Units.

                          CERTAIN RELATED TRANSACTIONS

     JOINT VENTURE INTERESTS. The Company currently owns a joint venture interest (ranging from approximately 33% to 50%) in 35 of the Partnership's 36 properties. Under the joint ventures, certain special allocation rules apply and the Company has the right to compel the sale of the properties. See Note
(1) to the Notes to Consolidated Financial Statements (Schedule 3 to this Offer to Purchase).

     GENERAL PARTNERS' INTEREST. The Company and Mr. Hughes are General Partners of the Partnership. The Company receives incentive distributions equal to 10% of the Partnership's cash flow and has a subordinated interest in proceeds from sales or financings of properties. In 1993, 1994 and 1995, the General Partners received from the Partnership $244,000, $282,000 and $490,000, respectively, in respect of their incentive distributions. The General Partners also have a 1% interest in the Partnership in respect of their capital contributions and participate in Partnership distributions in proportion to their interest in the Partnership.

     PROPERTY MANAGEMENT. The Partnership's properties are managed by the Company and an affiliate pursuant to management agreements under which the property managers receive 6% and 5% of gross revenues from operations of the mini-warehouses and commercial properties, respectively. In 1993, 1994 and 1995, the property managers received $778,000, $806,000 and $839,000, respectively, from the Partnership.

     LIMITED PARTNER INTERESTS. Of the 128,000 outstanding Units, 54,661 (42.7%) are beneficially owned by the Company. All of these Units have been acquired since January 1, 1991 for an aggregate purchase price of 141,996 shares of Company Common Stock (approximately $1,105,866) and $10,926,706 in cash. Substantially all of these Units were acquired directly from Unitholders, including Units acquired in tender offers completed in June 1994, and the balance through secondary firms of the type described above under "Market Prices of Units -- Information From The Stanger Report Regarding Sales Transactions." The Company participates in Partnership distributions on the same terms as other Unitholders in respect of Units owned by the Company. See "Background and Purpose of the Offer -- Relationships."

     No person has been authorized to give any information or to make any representation on behalf of the Company not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                   PUBLIC STORAGE, INC.
                                   701 Western Avenue, Suite 200
                                   Glendale, California 91201-2397



                                   By: /s/ Harvey Lenkin
                                       -------------------------------------
                                       Harvey Lenkin
                                       President

December 24, 1996

                                   SCHEDULE 1

                           PARTNERSHIP DISTRIBUTIONS


     PARTNERSHIP DISTRIBUTIONS. The following table sets forth the distributions paid per Unit (original purchase price $500) in the periods indicated below:

                                   Distributions
                                   -------------

          1993:
            First Quarter                 $ 3.60
            Second Quarter                  3.60
            Third Quarter                   4.90
            Fourth Quarter                  4.90

          1994:
            First Quarter                   4.90
            Second Quarter                  4.90
            Third Quarter                   4.90
            Fourth Quarter                  4.90

          1995:
            First Quarter                   6.96
            Second Quarter                  6.96
            Third Quarter (1)              13.22
            Fourth Quarter                  6.96

          1996:
            First Quarter                   6.96
            Second Quarter                  6.96
            Third Quarter                   3.48

_______________

(1) Includes a special distribution of $6.26 per Unit.

                                      1-1

                                   SCHEDULE 2

                              PROPERTY INFORMATION

     The following table sets forth information as of December 31, 1995, about properties owned by the Partnership. All but one of the properties were acquired jointly with the Company and contributed to general partnerships comprised of the Partnership and the Company.


                             Net       Number                 Approximate
                          Rentable       of       Date of        % of
       Location          Square Feet   Spaces   Acquisition    Ownership
----------------------   -----------   ------   -----------   -----------

ARIZONA
Scottsdale                    44,300      555       7/12/85          50.9
 70th St.

CALIFORNIA
Milpitas                      54,700      701      12/24/85          50.0
 Pecten Ct.

N. Hollywood                  28,900      500       6/07/85          50.0
 Raymer St.

N. Hollywood                  50,000      829      10/04/85          50.0
 Whitsett Ave.

Pleasanton                    71,800      583      12/17/85          50.0
 Santa Rita Rd.

San Diego                     50,800      640       7/11/85          50.0
 Kearny Mesa Rd.

CONNECTICUT
Hartford                      47,000      430      10/17/85          50.0
 Roberts St.

INDIANA
Ft. Wayne                     58,900      431       7/06/88         100.0
 Illinois Rd.

Indianapolis                  59,200      523      10/31/85          50.0
 Elmwood

Indianapolis                  59,200      539      10/31/85          50.0
 Pike Plaza Rd.

KANSAS
Wichita                       44,200      348      10/09/85          49.9
 Carey Lane

Wichita                       64,200      426      10/09/85          49.9
 E. Harry

Wichita                       40,800      326      10/09/85          49.9
 E. Kellogg

                                      2-1

                             Net       Number                 Approximate
                          Rentable       of       Date of        % of
       Location          Square Feet   Spaces   Acquisition    Ownership
----------------------   -----------   ------   -----------   -----------

KANSAS (continued)
Wichita                       47,100      377      10/09/85          49.9
 E. MacArthur

Wichita                      107,600      814      10/09/85          49.9
 S. Rock Road

Wichita                       63,300      566      10/09/85          49.9
 S. Tyler Rd.

Wichita                       55,700      412      10/09/85          49.9
 S. Woodlawn

Wichita                       53,200      451      10/09/85          49.9
 W. Maple

KENTUCKY
Florence                      53,800      449       4/30/85          50.0
 Tanner Lane

MISSOURI
Joplin                        56,200      452      10/09/85          49.9
 S. Range Line

NEW HAMPSHIRE
Manchester                    61,600      536       5/20/85          50.0
 S. Willow II

NORTH CAROLINA
Concord                       41,000      454       7/26/85          50.0
 Highway 29

OHIO
Cincinnati                    53,100      502       4/30/85          50.0
 Colerain Ave.

Cincinnati                    50,100      464       4/30/85          50.0
 E. Kemper

Columbus                      62,800      526      10/04/85          50.0
 Ambleside Dr.

Columbus                      56,900      456       9/25/85          50.0
 Sinclair Rd.

Perrysburg                    62,800      518      10/29/85          50.0
 Helen Drive

OREGON
Milwaukie                     50,600      494       5/17/85          49.8
 McLoughlin II

                                      2-2


                             Net       Number                 Approximate
                          Rentable       of       Date of        % of
       Location          Square Feet   Spaces   Acquisition    Ownership
----------------------   -----------   ------   -----------   -----------

OREGON (continued)
Portland                      35,100      451      10/02/85          50.0
 SE 82nd St.

PENNSYLVANIA
Philadelphia                  50,500      442       9/12/85          50.0
 Tacony St.

TEXAS
Austin                        66,700      852       4/18/85          50.0
 S. First St.

Houston (a)                  130,600       11       7/10/85          66.7
 Barkers Landing

San Antonio (a)              156,300       88      10/04/85          66.7
 Park Ten Place

San Antonio (a)               43,400       12      10/04/85          66.7
 Park Terrace

WASHINGTON
Tacoma                        47,300      524       5/23/85          50.0
 Phillips Rd. S.W.

WISCONSIN
Madison                       71,700      413       9/18/85          50.0
 Copps Avenue

_______________

(a) Low-rise office building.

          The weighted average occupancy levels for the mini-warehouse and office building facilities were 89% and 97%, respectively, in 1995 compared to 90% and 95%, respectively, in 1994. The monthly average realized rent per square foot for the mini-warehouse and office building facilities was $.57 and $.88, respectively, in 1995 compared to $.55 and $.82, respectively, in 1994.

                                      2-3

SUMMARY OF HISTORICAL INFORMATION RELATING TO PROPERTIES OF PS PARTNERS IV, LTD.
            RENTAL INCOME AND OPERATING EXPENSES BEFORE DEPRECIATION
                    (Does Not Reflect Capital Improvements)



                                         For the Nine Months Ended September 30,
                                         ---------------------------------------
                                                1996                 1995
                                         ------------------   ------------------

MINI-WAREHOUSES:

   Rental Income                                $ 8,683,000          $ 8,330,000

   Operating Expenses                             3,474,000            3,253,000
                                                -----------          -----------

       Excess of Rental Income over
         Operating Expenses                     $ 5,209,000          $ 5,077,000
                                                ===========          ===========

LOW-RISE OFFICE BUILDINGS:

   Rental Income                                $ 2,657,000          $ 2,528,000

   Operating Expenses                             1,600,000            1,576,000
                                                -----------          -----------

       Excess of Rental Income over
         Operating Expenses                     $ 1,057,000          $   952,000
                                                ===========          ===========

TOTALS FOR MINI-WAREHOUSES AND
  LOW-RISE OFFICE BUILDINGS:

   Rental Income                                $11,340,000          $10,858,000

   Operating Expenses                             5,074,000            4,829,000
                                                -----------          -----------

       Excess of Rental Income over
         Operating Expenses                     $ 6,266,000          $ 6,029,000
                                                ===========          ===========

                                      2-4

                                   SCHEDULE 3

                        PARTNERSHIP FINANCIAL STATEMENTS

                                                                    Page
                                                                 References
                                                                 ----------

Report of independent auditors....................................    F-1

Consolidated balance sheets at December 31, 1995 and 1994.........    F-2

For the years ended December 31, 1995, 1994 and 1993

   Consolidated statements of income..............................    F-3

   Consolidated statements of partners' equity....................    F-4

   Consolidated statements of cash flows..........................    F-5

Notes to consolidated financial statements........................    F-6

Condensed consolidated balance sheets at September 30, 1996 and
   December 31, 1995..............................................    F-9

Condensed consolidated statements of income for three and
   six months ended September 30, 1996 and 1995...................   F-10

Condensed consolidated statements of cash flows for the
   six months ended September 30, 1996 and 1995...................   F-11

Notes to condensed consolidated financial statements..............   F-12

                                      3-1

                         REPORT OF INDEPENDENT AUDITORS



The Partners
PS Partners IV, Ltd., a California limited partnership


We have audited the consolidated balance sheets of PS Partners IV, Ltd., a California limited partnership, as of December 31, 1995 and 1994 and the related consolidated statements of income, partners' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PS Partners IV, Ltd., a California limited partnership, at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                      ERNST & YOUNG LLP

March 11, 1996
Los Angeles, California

                             PS PARTNERS IV, LTD.
                          CONSOLIDATED BALANCE SHEETS
                          December 31, 1995 and 1994


                                               1995            1994
                                           -------------   ------------

                                    ASSETS
Cash and cash equivalents                  $    464,000    $  1,712,000

Rent and other receivables                       55,000          46,000

Real estate facilities, at cost:
     Land                                    19,957,000      19,957,000
     Buildings and equipment                 71,328,000      70,330,000
                                           ------------    ------------
                                             91,285,000      90,287,000

     Less accumulated depreciation          (30,692,000)    (27,463,000)
                                           ------------    ------------
                                             60,593,000      62,824,000

Other assets                                    158,000         151,000
                                           ------------    ------------

                                           $ 61,270,000    $ 64,733,000
                                           ============    ============


                       LIABILITIES AND PARTNERS' EQUITY


Accounts payable                           $  1,128,000    $  1,019,000

Advance payments from renters                   418,000         459,000

Minority interest in general                 37,887,000      37,511,000
 partnerships

Partners' equity:
     Limited partners' equity, $500 per
      unit, 128,000 units authorized,
      issued and outstanding                 21,536,000      25,404,000

     General partners' equity                   301,000         340,000
                                           ------------    ------------

               Total partners' equity        21,837,000      25,744,000
                                           ------------    ------------

                                           $ 61,270,000    $ 64,733,000
                                           ============    ============

                            See accompanying notes.

                             PS PARTNERS IV, LTD.
                       CONSOLIDATED STATEMENTS OF INCOME
             For the years ended December 31, 1995, 1994, and 1993


                                               1995           1994           1993
                                           ------------   ------------   ------------
REVENUE:

Rental income                               $14,487,000    $13,923,000    $13,562,000
Interest income                                  76,000         49,000         27,000
                                            -----------    -----------    -----------
                                             14,563,000     13,972,000     13,589,000
                                            -----------    -----------    -----------

COSTS AND EXPENSES:

Cost of operations                            5,524,000      5,476,000      5,521,000
Management fees                                 839,000        806,000        778,000
Depreciation and amortization                 3,229,000      3,109,000      3,473,000
Administrative                                  175,000        117,000        133,000
                                            -----------    -----------    -----------
                                              9,767,000      9,508,000      9,905,000
                                            -----------    -----------    -----------

Income before minority interest               4,796,000      4,464,000      3,684,000

Minority interest in income                   3,804,000      3,590,000      3,381,000
                                            -----------    -----------    -----------

NET INCOME                                  $   992,000    $   874,000    $   303,000
                                            ===========    ===========    ===========

Limited partners' share of net income
     ($3.88, $4.59, and $.45 per unit in
     1995, 1994, and 1993, respectively)    $   497,000    $   587,000    $    58,000
General partners' share of net income           495,000        287,000        245,000
                                            -----------    -----------    -----------
                                            $   992,000    $   874,000    $   303,000
                                            ===========    ===========    ===========

                            See accompanying notes.

                             PS PARTNERS IV, LTD.
                  CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY
             For the years ended December 31, 1995, 1994, and 1993



                                              Limited       General
                                             Partners       Partners        Total
                                           ------------    ---------    ------------
Balances at December 31, 1992               $29,444,000    $ 381,000     $29,825,000

Net income                                       58,000      245,000         303,000

Distributions                                (2,176,000)    (266,000)     (2,442,000)
                                           ------------    ---------    ------------

Balances at December 31, 1993                27,326,000      360,000      27,686,000

Net income                                      587,000      287,000         874,000

Distributions                                (2,509,000)    (307,000)     (2,816,000)
                                           ------------    ---------    ------------

Balances at December 31, 1994                25,404,000      340,000      25,744,000

Net income                                      497,000      495,000         992,000

Distributions                                (4,365,000)    (534,000)     (4,899,000)
                                           ------------    ---------    ------------

Balances at December 31, 1995               $21,536,000    $ 301,000     $21,837,000
                                           ============    =========    ============

                            See accompanying notes.

                             PS PARTNERS IV, LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             For the years ended December 31, 1995, 1994, and 1993

                                                                                     1995           1994           1993
                                                                                 -----------    -----------    -----------
Cash flows from operating activities:

     Net income                                                                  $   992,000    $   874,000    $   303,000

     Adjustments to reconcile net
      income to net cash provided by
          operating activities:

               Depreciation and amortization                                       3,229,000      3,109,000      3,473,000
               (Increase) decrease in rent and other receivables                      (9,000)        40,000         16,000
               (Increase) decrease in other assets                                    (7,000)        (5,000)        86,000
               Increase (decrease) in accounts payable                               109,000         (8,000)      (295,000)
               Decrease in advance payments from renters                             (41,000)       (24,000)        (3,000)
               Minority interest in income                                         3,804,000      3,590,000      3,381,000
                                                                                 -----------    -----------    -----------
                    Total adjustments                                              7,085,000      6,702,000      6,658,000
                                                                                 -----------    -----------    -----------
                         Net cash provided by operating activities                 8,077,000      7,576,000      6,961,000
                                                                                 -----------    -----------    -----------
Cash flows from investing activities:

                Additions to real estate facilities                                 (998,000)    (1,271,000)      (490,000)
                                                                                 -----------    -----------    -----------
                         Net cash used in investing activities                      (998,000)    (1,271,000)      (490,000)
                                                                                 -----------    -----------    -----------
Cash flows from financing activities:

               Distributions to holder of minority interest                       (3,428,000)    (3,121,000)    (2,991,000)
               Distributions to partners                                          (4,899,000)    (2,816,000)    (2,442,000)
                                                                                 -----------    -----------    -----------
                         Net cash used in financing activities                    (8,327,000)    (5,937,000)    (5,433,000)
                                                                                 -----------    -----------    -----------
Net (decrease) increase in cash and cash equivalents                              (1,248,000)       368,000      1,038,000

Cash and cash equivalents at the beginning of the year                             1,712,000      1,344,000        306,000
                                                                                 -----------    -----------    -----------
Cash and cash equivalents at the end of the year                                 $   464,000    $ 1,712,000    $ 1,344,000
                                                                                 ===========    ===========    ===========

                            See accompanying notes.

                             PS PARTNERS IV, LTD.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995


1.   Summary of Significant Accounting Policies and Partnership Matters
     ------------------------------------------------------------------

     Description of Partnership
     --------------------------
          PS Partners IV, Ltd. (the "Partnership") was formed with the proceeds of an interstate public offering. PSI Associates II, Inc. ("PSA"), an affiliate of Public Storage Management, Inc., organized the Partnership along with B. Wayne Hughes ("Hughes"). In September 1993, Storage Equities, Inc., now known as Public Storage Inc. ("PSI") acquired the interest of PSA relating to its general partner capital contribution in the Partnership and was substituted as a co-general partner in place of PSA.

          In 1995, there were a series of mergers among Public Storage Management, Inc. (which was the Partnership's mini-warehouse operator), Public Storage, Inc. and their affiliates (collectively, "PSMI"), culminating in the November 16, 1995 merger (the "PSMI Merger") of PSMI into Storage Equities, Inc. In the PSMI Merger, Storage Equities, Inc.'s name was changed to Public Storage, Inc. and it acquired substantially all of PSMI's United States real estate operations and became the operator of the Partnership's mini-warehouse properties.

          The Partnership has invested in existing mini-warehouse storage facilities which offer self-service storage spaces for lease, usually on a month-to-month basis, to the general public. The Partnership also invested in existing office buildings and a business park facility which offer industrial and office space for lease.

          The Partnership has ownership interests in 36 properties; 35 of which are owned jointly through 23 general partnerships (the "Joint Ventures") with PSI. For tax administrative efficiency, the Joint Ventures were subsequently consolidated into a single general partnership. The Partnership is the managing general partner of the Joint Ventures, and has ownership interests in the Joint Ventures ranging from 49.8% to 66.7%.

     Basis of Presentation
     ---------------------

          The consolidated financial statements include the accounts of the Partnership and the Joint Ventures. PSI's ownership interest in the Joint Ventures is shown as minority interest in general partnerships in the accompanying consolidated balance sheets. All significant intercompany balances and transactions have been eliminated.

          Minority interest in income represents PSI's share of net income with respect to the Joint Ventures. Under the terms of the partnership agreement all depreciation and amortization with respect to each Joint Venture is allocated solely to the Partnership until the limited partners recover their initial capital contribution. Thereafter, all depreciation and amortization is allocated solely to PSI until it recovers its initial capital contribution. All remaining depreciation and amortization is allocated to the Partnership and PSI in proportion to their ownership percentages. No amounts have been allocated to PSI with respect to the above provision.

          Under the terms of the partnership agreements, for property acquisitions in which PSI issued convertible securities to the sellers for its interest, PSI's rights to receive cash flow distributions from the partnerships for any year after the first year of operation are subordinated to cash distributions to the Partnership equal to a cumulative annual 7% of its cash investment (not compounded). These agreements also specify that upon sale or refinancing of a property for more than its original purchase price, distribution of proceeds to PSI is subordinated to the return to the Partnership of the amount of its cash investment and the 7% distribution described above.

          In addition to the above provisions, PSI has the right to compel the sale of each property in the general partnerships at any time after seven years from the date of acquisition at not less than its independently determined fair market value provided the Partnership receives its share of the net sales proceeds solely in cash. PSI's right to require the Partnership to sell all of the jointly owned properties became exercisable during 1992.

                             PS PARTNERS IV, LTD.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995


1.   Summary of Significant Accounting Policies and Partnership Matters
     ------------------------------------------------------------------
     (continued)
     -----------

     Depreciation and Amortization
     -----------------------------
          The Partnership depreciates the buildings and equipment on the straight-line method over estimated useful lives of 25 and 5 years, respectively. Leasing commissions relating to business park properties are expensed when incurred.

     Revenue Recognition
     -------------------
          Property rents are recognized as earned.

     Allocation of Net Income or Loss
     --------------------------------
          The General Partners' share of net income or loss consists of an amount attributable to their 1% capital contribution and an additional percentage of cash flow (as defined, see Note 3) which relates to the General Partners' share of cash distributions as set forth in the
     Partnership Agreement.   All remaining net income or loss is allocated to
     the limited partners.

     Per Unit Data
     -------------
          Per unit data is based on the number of limited partnership units (128,000) outstanding during the year.

     Cash Distributions
     ------------------
          The Partnership Agreement provides for quarterly distributions of cash flow from operations (as defined). Cash distributions per unit were $34.10, $19.60 and $17.00 for 1995, 1994 and 1993, respectively.

     Cash and Cash Equivalents
     -------------------------
          For financial statement purposes, the Partnership considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

     Environmental Cost
     ------------------
          Substantially all of the Partnership's facilities were acquired prior to the time that it was customary to conduct extensive environmental investigations in connection with the property acquisitions. During the fourth quarter of 1995, an independent environmental consulting firm completed environmental assessments on the Partnership's properties to evaluate the environmental condition of, and potential environmental liabilities of such properties. The Partnership has included approximately $37,000 in administrative expense in relation to these assessments. Based on the assessments, the Partnership believes there are no environmental remediation requirements at this time. Although there can be no assurance, the Partnership is not aware of any environmental contamination of its facilities which individually or in the aggregate would be material to the Partnership's overall business, financial condition, or results of operations.

2.   Real Estate Facilities
     ----------------------
          At December 31, 1995, two real estate facilities (owned jointly with PSI) with an aggregate net book value of $5,764,000 secure indebtedness of PSI assumed or incurred in connection with the acquisition of the real estate facilities. Such indebtedness ($4,033,000) is not reflected in the accompanying consolidated balance sheets since it does not represent an obligation of the Partnership. PSI repaid this debt in January 1996.

3.   General Partners' Equity
     ------------------------
          The General Partners have a 1% interest in the Partnership. In addition, the General Partners have a 10% interest in cash distributions attributable to operations, exclusive of distributions attributable to sales and financing proceeds.

                             PS PARTNERS IV, LTD.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995


3.   General Partners' Equity (continued)
     ------------------------------------
          Proceeds from sales and refinancings will be distributed entirely to the limited partners until the limited partners recover their investment plus a cumulative 8% annual return (not compounded); thereafter, the General Partners have a 15% interest in remaining proceeds.

4.   Related Party Transactions
     --------------------------
          PSI operates the Partnership's mini-warehouses for a "management fee" equal to 6% of gross revenue (as defined) and Public Storage Commercial Properties Group, Inc. ("PSCP") operates the commercial properties for a "management fee" of 5% of gross revenue (as defined).

          PSI has a 95% economic interest and Hughes and family members of Hughes have a 5% economic interest in PSCP.

5.   Leases
     ------
          The Partnership has invested primarily in existing mini-warehouse storage facilities which offer self-service storage spaces for lease to the general public. Leases for such space are usually on a month-to-month basis.

          The Partnership has also invested in commercial properties which are operated as business parks. Leases for such space are generally long-term non-cancelable operating leases. At December 31, 1995, the minimum rents receivable under such non-cancelable leases are as follows:

           1996                                          $3,124,000
           1997                                           2,139,000
           1998                                           1,622,000
           1999                                             864,000
           2000                                             363,000
           Thereafter                                         3,000
                                                         ----------

                                                         $8,115,000
                                                         ==========

6.   Taxes Based on Income
     ---------------------
          Taxes based on income are the responsibility of the individual partners and, accordingly, the Partnership's consolidated financial statements do not reflect a provision for such taxes.

          Taxable net income was $585,000, $382,000 and $423,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The difference between taxable income and book income is primarily related to timing differences in depreciation expense.

                             PS PARTNERS IV, LTD.
                     CONDENSED CONSOLIDATED BALANCE SHEETS


                                           September 30,    December 31,
                                                1996            1995
                                           -------------    ------------
                                            (Unaudited)
                              ASSETS


Cash and cash equivalents                   $    724,000    $    464,000

Rent and other receivables                        92,000          55,000

Real estate facilities, at cost:
     Land                                     19,957,000      19,957,000
     Buildings and equipment                  72,290,000      71,328,000
                                           -------------    ------------
                                              92,247,000      91,285,000

     Less accumulated depreciation           (33,263,000)    (30,692,000)
                                           -------------    ------------
                                              58,984,000      60,593,000

Other assets                                     215,000         158,000
                                           -------------    ------------

                                            $ 60,015,000    $ 61,270,000
                                           =============    ============


                       LIABILITIES AND PARTNERS' EQUITY


Accounts payable                            $  1,218,000    $  1,128,000

Advance payments from renters                    396,000         418,000

Minority interest in general                  38,343,000      37,887,000
 partnerships

Partners' equity:
  Limited partners' equity, $500 per
    unit, 128,000 units authorized,
    issued and outstanding                    19,775,000      21,536,000

  General partner's equity                       283,000         301,000
                                           -------------    ------------

          Total partners' equity              20,058,000      21,837,000
                                           -------------    ------------

                                            $ 60,015,000    $ 61,270,000
                                           =============    ============

                            See accompanying notes.

                             PS PARTNERS IV, LTD.
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)


                                                   Three Months Ended                   Nine Months Ended
                                                      September 30,                       September 30,
                                                -----------------------------------------------------------------
                                                     1996            1995                1996            1995
                                                -------------    -----------         ------------    ------------
REVENUE:

Rental income                                      $3,819,000     $3,683,000          $11,340,000     $10,858,000
Interest income                                         5,000         20,000               14,000          67,000
                                                -------------    -----------         ------------    ------------
                                                    3,824,000      3,703,000           11,354,000      10,925,000
                                                -------------    -----------         ------------    ------------
COSTS AND EXPENSES:

Cost of operations                                  1,513,000      1,431,000            4,420,000       4,201,000
Management fees                                       221,000        213,000              654,000         628,000
Depreciation and amortization                         870,000        831,000            2,571,000       2,400,000
Administrative                                         38,000         33,000              118,000         138,000
                                                -------------    -----------         ------------    ------------
                                                    2,642,000      2,508,000            7,763,000       7,367,000
                                                -------------    -----------         ------------    ------------

Income before minority interest                     1,182,000      1,195,000            3,591,000       3,558,000

Minority interest in income                          (961,000)      (960,000)          (2,871,000)     (2,807,000)
                                                -------------    -----------         ------------    ------------
NET INCOME                                         $  221,000     $  235,000          $   720,000     $   751,000
                                                =============    ===========         ============    ============

Limited partners' share of net income
     ($3.63 per unit in 1996 and $2.80
     per unit in 1995)                                                                $   465,000     $   358,000
General partner's share of net income                                                     255,000         393,000
                                                                                      -----------     -----------
                                                                                      $   720,000     $   751,000
                                                                                      ===========     ===========

                            See accompanying notes.

                             PS PARTNERS IV, LTD.
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                                  Nine Months Ended
                                                                    September 30,
                                                             ---------------------------
                                                                  1996           1995
                                                             ------------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:

     Net income                                               $   720,000    $   751,000

     Adjustments to reconcile net income to net cash provided by operating activities

          Depreciation and amortization                         2,571,000      2,400,000
          Increase in rent and other receivables                  (37,000)       (22,000)
          Increase in other assets                                (57,000)       (10,000)
          Increase in accounts payable                             90,000        184,000
          Decrease in advance payments from renters               (22,000)       (35,000)
          Minority interest in income                           2,871,000      2,807,000
                                                             ------------    -----------
               Total adjustments                                5,416,000      5,324,000
                                                             ------------    -----------
               Net cash provided by operating activities        6,136,000      6,075,000
                                                             ------------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

     Additions to real estate facilities                         (962,000)      (648,000)
                                                             ------------    -----------
               Net cash used in investing activities             (962,000)      (648,000)
                                                             ------------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:

     Distributions to holder of minority interest              (2,415,000)    (2,595,000)
     Distributions to partners                                 (2,499,000)    (3,897,000)
                                                             ------------    -----------

               Net cash used in financing activities           (4,914,000)    (6,492,000)
                                                             ------------    -----------

Net increase (decrease) in cash and cash equivalents              260,000     (1,065,000)

Cash and cash equivalents at the beginning of the period          464,000      1,712,000
                                                             ------------    -----------
Cash and cash equivalents at the end of the period            $   724,000    $   647,000
                                                             ============    ===========

                           See accompanying notes.

                             PS PARTNERS IV, LTD.
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1996
                                  (UNAUDITED)

1. The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures contained herein are adequate to make the information presented not misleading. These unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and related notes appearing in the Partnership's Form 10-K for the year ended December 31, 1995.

2. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of only normal accruals, necessary to present fairly the Partnership's financial position at September 30, 1996, the results of operations for the three and nine months ended September 30, 1996 and 1995 and cash flows for the nine months then ended.

3. The results of operations for the three and nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year.

                                   SCHEDULE 4

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                  AND RESULTS OF OPERATIONS OF THE PARTNERSHIP

Results of Operations
---------------------

     Nine months ended September 30, 1996 compared to nine months ended September 30, 1995: The Partnership's net income was $720,000 and $751,000 for the nine months ended September 30, 1996 and 1995, respectively, representing a decrease of $31,000, or 4%. This decrease was primarily due to increases in depreciation expense and minority interest in income for those properties held in joint venture with PSI, combined with a decrease in interest income, partially offset by increased property operating results and a decrease in administrative expenses.

     Interest income decreased for the nine months ended September 30, 1996 over the same period in 1995 as a result of a decrease in average invested cash balances.

     Net property income (rental income less cost of operations and management fees and excluding depreciation) for the nine months ended September 30, 1996 increased $237,000, or 4%, as rental income increased $482,000, or 4%, and costs of operations (including management fees and excluding depreciation expense) increased $245,000, or 5%, compared to the same period in 1995.

     Rental income for the Partnership's mini-warehouse operations was $8,683,000 compared to $8,330,000 for the nine months ended September 30, 1996 and 1995, respectively, representing an increase of $353,000, or 4%. This increase was primarily attributable to increased rental rates and weighted average occupancy levels. The weighted average occupancy levels at the mini-warehouse facilities was 91% and 89% for the nine months ended September 30, 1996 and 1995, respectively. The monthly average realized rent per square foot for the mini-warehouse facilities was $.58 and $.57 for the nine months ended September 30, 1996 and 1995, respectively. Costs of operations (including management fees) for the mini-warehouses increased $221,000, or 7%, to $3,474,000 from $3,253,000 for the nine months ended September 30, 1996 and 1995, respectively. This increase was primarily attributable to increases in property tax, advertising, management fees, and office expenses. Accordingly, for the Partnership's mini-warehouse operations, property net operating income increased $132,000, or 3%, from $5,077,000 to $5,209,000 for the nine months ended September 30, 1995 and 1996, respectively.

     Rental income for the Partnership's business park operations increased $129,000, or 5%, to $2,657,000 from $2,528,000 for the nine months ended
September 30, 1996 and 1995, respectively. This increase was primarily attributable to increased rental rates. The monthly average realized rent per square foot for the business park facilities was $.92 compared to $.89 for the nine months ended September 30, 1996 and 1995, respectively. The weighted average occupancy levels at the business park facilities remained stable at 97% for the nine months ended September 30, 1996 and 1995. Cost of operations (including management fees) for the business parks increased $24,000, or 2%, to $1,600,000 from $1,576,000 for the nine months ended September 30, 1996 and 1995, respectively. This increase was primarily attributable to an increase in property tax expense, partially offset by a decrease in leasing commissions expense. Accordingly, for the Partnership's business park facilities, property net operating income increased by $105,000, or 11%, from $952,000 to $1,057,000 for the nine months ended September 30, 1995 and 1996, respectively.

     Administrative expenses decreased from $138,000 in 1995 to $118,000 in 1996, or $20,000. This decrease is principally a result of non-recurring expenses in 1995, totaling $30,000, incurred in connection with environmental assessments of the Partnership's facilities.

     Minority interest in income increased $64,000 to $2,871,000 from $2,807,000 for the nine months ended September 30, 1996 and 1995, respectively. This increase was primarily attributable to improved operations at the Partnership's real estate facilities for those properties owned jointly with PSI, partially offset by an allocation of depreciation and amortization expense (pursuant to the partnership agreement with respect to those real estate facilities which are jointly owned with PSI) to PSI of $37,000 for the nine months ended September 30, 1996. There was no allocation of depreciation and amortization to PSI for the nine months ended September 30, 1995.

                                      4-1

     Year ended December 31, 1995 compared to year ended December 31, 1994: The Partnership's net income in 1995 was $992,000 compared to $874,000 in 1994, representing an increase of $118,000, or 14%. The increase was primarily due to improved property operations at the Partnership's real estate facilities, partially offset by increases in depreciation and administrative expenses, and minority interest in income for those properties held in joint ventures with PSI.

     Property net operating income (rental income less cost of operations and management fees and excluding depreciation expense) increased approximately $483,000 or 6% in 1995 compared to 1994, as rental income increased by $564,000, or 4%, and cost of operations (including management fees) increased by $81,000.

     Rental income for the Partnership's mini-warehouse operations was $11,159,000 in 1995 compared to $10,838,000 in 1994, representing an increase of $321,000, or 3%. The increase in rental income was primarily attributable to increased rental rates at the Partnership's facilities. The weighted average occupancy levels at the mini-warehouse facilities were 89% and 90% in 1995 and 1994, respectively. The monthly average realized rent per square foot for the mini-warehouse facilities were $.57 in 1995 compared to $.55 in 1994. Costs of operations (including management fees) increased $14,000, to $4,190,000 in 1995 from $4,176,000 in 1994. Accordingly, for the Partnership's mini-warehouse operations, property net operating income increased by $307,000 or 5% from $6,662,000 in 1994 to $6,969,000 in 1995.

     Rental income for the Partnership's business park operations was $3,328,000 in 1995 compared to $3,085,000 in 1994, representing an increase of $243,000 or 8%. The increase in rental income is primarily attributable to increases in both occupancy levels, as well as average realized rent per square foot. The weighted average occupancy levels at the business park facilities were 97% in 1995 compared to 95% in 1994. The monthly average realized rent per square foot for the business park facilities was $.88 in 1995 compared to $.82 in 1994.
Cost of operations (including management fees) increased $67,000 or 3% to $2,173,000 in 1995 from $2,106,000 in 1994. Accordingly, for the Partnership's business park facilities, property net operating income increased by $176,000 or 18% from $979,000 in 1994 to $1,155,000 in 1995.

     In 1995, an independent environmental consulting firm completed environmental assessments on the Partnership's properties. The Partnership has included approximately $37,000 in administrative expense in relation to these assessments.

     Minority interest in income for those properties held in joint ventures with PSI increased $214,000, or 6%, to $3,804,000 from $3,590,000. This increase was primarily due to increased property operations at the Partnership's real estate facilities held in joint venture with PSI.

     Year ended December 31, 1994 compared to year ended December 31, 1993: The Partnership's net income in 1994 was $874,000 compared to $303,000 in 1993, representing an increase of $571,000, or 188%. The increase was primarily due to improved property operations at the Partnership's real estate facilities, partially offset by increases in minority interest in income for those properties held in joint ventures with PSI.

     Property net operating income (rental income less cost of operations and management fees and excluding depreciation expense) increased approximately $378,000 or 5% in 1994 compared to 1993, as rental income increased by $361,000, or 3%, and cost of operations (including management fees) decreased by $17,000.

     Rental income for the Partnership's mini-warehouse operations was $10,838,000 in 1994 compared to $10,303,000 in 1993, representing an increase of $535,000, or 5%. The increase in rental income was primarily attributable to increased rental rates at the mini-warehouse facilities. The weighted average occupancy levels at the mini-warehouse facilities were 90% in 1994 and in 1993. The monthly average realized rent per square foot for the mini-warehouse facilities were $.55 in 1994 compared to $.52 in 1993. Costs of operations (including management fees) decreased $6,000, to $4,176,000 in 1994 from $4,182,000 in 1993. Accordingly, for the Partnership's mini-warehouse operations, property net operating income increased by $541,000 or 9% from $6,121,000 in 1993 to $6,662,000 in 1994.

     Rental income for the Partnership's business park operations was $3,085,000 in 1994 compared to $3,259,000 in 1993, representing a decrease of $174,000 or 5%. The decrease in rental income is primarily attributable to decreased

                                      4-2
operations at the Houston, Texas facility (see below). The weighted average occupancy levels at the business park facilities were 95% in 1994 compared to 99% in 1993. The monthly average realized rent per square foot for the business park facilities was $.82 in 1994 compared to $.83 in 1993. Cost of operations (including management fees) decreased $11,000 or 1% to $2,106,000 in 1994 from $2,117,000 in 1993. Accordingly, for the Partnership's business park facilities, property net operating income decreased by $163,000 or 14% from $1,142,000 in 1993 to $979,000 in 1994.

     During 1994, leases expired on units comprising approximately 50% of the available square footage at the Houston/Barkers Landing office building, which is owned jointly by the Partnership and PSI. The Partnership actively marketed the facility and was successful in obtaining new leases on the vacated space, however, tenant improvements and leasing costs were incurred in connection with leasing the vacated space. At December 1994, 97% of the available square footage at this facility had been leased.

     Minority interest in income for those properties held in joint ventures with PSI increased $209,000, or 6%, to $3,590,000 from $3,381,000. This increase was primarily due to increased property operations at the Partnership's real estate facilities held in joint venture with PSI.

Liquidity and Capital Resources
-------------------------------

     The Partnership has adequate sources of cash to finance its operations, both on a short-term and long-term basis, primarily by internally generated cash from property operations with cash on-hand at September 30, 1996 of $724,000.

     Cash flows from operating activities ($6,136,000 for the nine months ended September 30, 1996 and $8,077,000 for the year ended December 31, 1995) have been sufficient to meet all current obligations of the Partnership. Total capital improvements were $998,000, $1,271,000 and $490,000 in 1995, 1994 and
1993, respectively. The increase in capital improvements in 1994 and 1995 was primarily due to the tenant improvements required at the Houston, Texas office buildings to obtain new leases. During 1996, the Partnership anticipates incurring approximately $1,774,000 of capital improvements (including PSI's joint venture share of $723,000). The anticipated increase in capital improvements in 1996 is mainly due to $975,000 of budgeted improvements at the Partnership's office buildings; specifically, renovations to common areas, roof replacements and tenant improvements on vacated spaces. During 1995, the Partnership's property manager commenced a program to enhance the visual appearance of the mini-warehouse facilities managed by it. Such enhancements include new signs, exterior color schemes, and improvements to the rental offices. Included in the 1996 capital improvement budget are estimated costs of $121,000 for such enhancements. Total capital improvements were $962,000 for the nine months ended September 30, 1996 of which $554,000 represents the Partnership's share.

     The Partnership expects to continue making quarterly distributions. Total distributions paid to the General Partners and the limited partners (including the per Unit amounts) for 1996 (through September 30) and prior years were as follows:

                                               Total      Per Unit
                                             ----------   --------
            1996 (through September 30)      $2,499,000     $17.40
            1995                              4,899,000      34.10
            1994                              2,816,000      19.60
            1993                              2,442,000      17.00
            1992                              2,968,000      20.66
            1991                              3,607,000      25.11
            1990                              3,144,000      21.89
            1989                              3,097,000      21.56
            1988                              3,769,000      26.23
            1987                              3,770,000      26.23
            1986                              3,593,000      25.00

                                      4-3

          During the fourth quarter of 1990 and fourth quarter of 1991, the Partnership made special distributions of $7.50 per Unit and $9.00 per Unit, respectively. The Partnership distributed, concurrent with the distributions for the third quarter of 1995, a portion of the operating reserve of the Partnership's estimated to be $6.26 per Unit. The quarterly distribution amount per unit was reduced to $3.48 per unit in the third quarter of 1996. The reduction reflected the Partnership's need to replenish cash reserves that have been depleted by the 1995 special distribution and by the capital expenditures to modernize the appearance of the mini-warehouse buildings and facility signage. Future distribution rates may be adjusted to levels which are supported by operating cash flow after capital improvements and any other necessary obligations.

                                      4-4

                                   SCHEDULE 5

            DIRECTORS AND EXECUTIVE OFFICERS OF PUBLIC STORAGE, INC.


Name of Director                         Employer/Address/                    Current Position/
or Executive Officer                     Nature of Business                  Dates of Employment *
--------------------                     ------------------                  ----------------------

B. Wayne Hughes                       Public Storage, Inc.                Chairman of the Board and Chief
(Executive Officer and Director)      701 Western Avenue, Suite 200       Executive Officer
                                      Glendale, CA  91201-2397            11/91-present
                                                                          President and Chief Executive
                                      Real estate investment              Officer of PSI
                                                                                                 1978-11/95
                                                                          Officer of PSI and affiliates
                                                                                                 1972-11/95

Harvey Lenkin                         Public Storage, Inc.                President
(Executive Officer and Director)                                          11/91-present
                                      Real estate investment              Vice President of PSI
                                                                          1988-11/95
                                                                          Officer of PSI
                                                                          1978-11/95

Hugh W. Horne                         Public Storage, Inc.                Senior Vice President
(Executive Officer)                                                       from 11/13/95
                                      Real estate investment              Vice President
                                                                          1980-11/13/95
                                                                          Secretary
                                                                          1980-2/92
                                                                          Officer of PSI and affiliates
                                                                          1973-11/95

Marvin M. Lotz                        Public Storage, Inc.                Senior Vice President
(Executive Officer)                                                       from 11/16/95
                                      Real estate investment              Officer of affiliates of PSI
                                                                          9/83-11/95

David Goldberg                        Public Storage, Inc.                Senior Vice President and
(Executive Officer)                                                       General
                                      Real estate investment              Counsel from 11/95
                                                                          Counsel to PSI 6/91-11/95


A. Timothy Scott                      Public Storage, Inc.                Senior Vice President and Tax
                                                                          Counsel from 11/96
                                      Real estate investment


Obren B. Gerich                       Public Storage, Inc.                Senior Vice President from 11/95
(Executive Officer)                                                       Vice President 1980-11/95
                                      Real estate investment              Chief Financial Officer
                                                                          1980-10/91
                                                                          Officer of PSI 1975-11/95

                                      5-1

Name of Director                        Employer/Address/                    Current Position/
or Executive Officer                   Nature of Business                   Dates of Employment *
--------------------                   ------------------                   ----------------------
John Reyes                            Public Storage, Inc.                Senior Vice President and Chief
(Executive Officer)                                                       Financial Officer from 12/96
                                      Real estate investment              Vice President and Controller
                                                                          11/95-12/96

Sarah Hass                            Public Storage, Inc.                Vice President from 11/95
(Executive Officer)                                                       Secretary 2/92-present
                                      Real estate investment

Robert J. Abernethy                   American Standard Development       President
(Director)                            Company; Self Storage               1977-present
                                      Management Company
                                      5221 West 102nd Street
                                      Los Angeles, CA  90045

                                      Developer and operator of mini-
                                      warehouses

Dann V. Angeloff                      The Angeloff Company                President
(Director)                            727 West Seventh Street             1976-present
                                      Suite 331
                                      Los Angeles, CA  90017

                                      Corporate financial advisory firm

William C. Baker                      Santa Anita Realty                  Chairman and Chief Executive
(Director)                            Enterprises, Inc.                   Officer
                                      301 West Huntington Drive           3/96-present
                                      Suite 405
                                      Arcadia, CA 91007

                                      Real estate investment trust
                                      that operates the Santa
                                      Anita Racetrack

                                      Carolina Restaurant Enterprises,    Chairman and Chief Executive
                                      Inc.                                Officer
                                      3 Lochmoor Lane                     1/92-present
                                      Newport Beach, CA 92660

                                      Franchisee of Red Robin
                                      International, Inc.

                                      Red Robin International, Inc.       President
                                      28 Executive Park, Suite 200        4/93-5/95
                                      Irvine, CA 92714

                                      Operate and franchise restaurants

                                      5-2

Name of Director                         Employer/Address/                    Current Position/
or Executive Officer                     Nature of Business                  Dates of Employment *
--------------------                     ------------------                  ----------------------
Uri P. Harkham                        The Jonathan Martin Fashion         President and Chief Executive
(Director)                            Group                               Officer
                                      1157 South Crocker Street           1975-present
                                      Los Angeles, CA  90021

                                      Design, manufacture and market
                                      women's clothing

                                      Harkham Properties                  Chairman of the Board
                                      1157 South Crocker Street           1978-present
                                      Los Angeles, CA  90021

                                      Real estate

        To the knowledge of the Company, all of the foregoing persons are citizens of the United States, except Uri P. Harkham, who is a citizen of Australia.
_______________

* The term "PSI" includes Public Storage, Inc. (formerly Storage Equities, Inc.) and its predecessors and their affiliates.

                                      5-3

        The Letter of Transmittal and any other required documents should be sent or delivered by each Unitholder to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                       The First National Bank of Boston

              By Mail                        By Hand               By Overnight Courier
 The First National Bank of Boston      BancBoston Trust     The First National Bank of Boston
        Shareholder Services           Company of New York   Corporate Agency & Reorganization
           P.O. Box 1872                   55 Broadway               150 Royall Street
         Mail Stop 45-02-53                 3rd Floor               Mail Stop 45-02-53
          Boston, MA 02105             New York, NY 10006            Canton, MA 02021


          Any questions about the Offer to Purchase may be directed to the Soliciting Agent at its telephone number set forth below:

                     The Soliciting Agent for the Offer is:

                        Christopher Weil & Company, Inc.
                                 (800) 478-2605


          Any requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Company at its address and telephone number set forth below:

                              Public Storage, Inc.
                         701 Western Avenue, Suite 200
                        Glendale, California 91201-2397
                                 (800) 421-2856
                                 (818) 244-8080

                             LETTER OF TRANSMITTAL

        To Purchase Limited Partnership Units of PS Partners IV, Ltd.,
                       a California limited partnership
           Pursuant to the Offer to Purchase dated December 24, 1996
                            of Public Storage, Inc.


-------------------------------------------------------------------------------
                         DESCRIPTION OF UNITS TENDERED

Name and Address of Registered Holder             Number of Units Tendered
-------------------------------------             ------------------------

                                                  ___________________*


                                                * Unless otherwise indicated,
                                                  it will be assumed that all
                                                  Units held by the registered
                                                  holder are being tendered.

-------------------------------------------------------------------------------


THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, FEBRUARY 3, 1997, UNLESS EXTENDED. UNITS WHICH ARE TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THIS OFFER.

This Letter of Transmittal is to be executed and returned to The First National Bank of Boston (the "Depositary") at one of the following addresses:

        By Mail                       By Hand            By Overnight Courier          For Information
The First National Bank of       BancBoston Trust     The First National Bank of   The First National Bank
        Boston                  Company of New York             Boston                    of Boston
  Shareholder Services             55 Broadway           Corporate Agency &         Shareholder Services
     P.O. Box 1872                  3rd Floor              Reorganization               (617) 575-3120
  Mail Stop 45-02-53           New York, NY 10006        150 Royall Street
   Boston, MA 02105                                      Mail Stop 45-02-53
                                                          Canton, MA 02021

Delivery of this instrument to an address other than as set forth above will not constitute a valid delivery. The accompanying instructions should be read carefully before this Letter of Transmittal is completed.


              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

       The undersigned hereby tenders to Public Storage, Inc., a California corporation (the "Company"), for $300 per Unit in cash the above-described units of limited partnership interest (the "Units") of PS Partners IV, Ltd., a California limited partnership (the "Partnership"), in accordance with the terms and subject to the conditions of the Company's offer contained in the Company's Offer to Purchase dated December 24, 1996 (the "Offer to Purchase"), and in this Letter of Transmittal (which together with the Offer to Purchase constitutes the "Offer"). The undersigned hereby acknowledges receipt of the Offer to Purchase.

       Subject to, and effective upon, acceptance for tender of the Units tendered herewith in accordance with the terms and subject to the conditions of the Offer, the undersigned hereby sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to all of the Units that are being tendered hereby and that are being accepted for purchase pursuant to the Offer and any non-cash distributions, other Units or other securities issued or issuable in respect thereof on or after December 24, 1996 and appoints the Depositary the true and lawful attorney-in-fact of the undersigned with respect to such Units (and such non-cash distributions, other Units or securities), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to (a) transfer ownership of such Units (and any such non-cash distributions, other Units or securities), to or upon the order of the Company, (b) present such Units (and any such non-cash distributions, other Units or securities) for transfer on the books of the Partnership and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Units (and any such non-cash distributions, other Units or securities), all in accordance with the terms of the Offer.

       The undersigned hereby represents and warrants that the undersigned (i) has received and reviewed the Offer to Purchase and (ii) has full power and authority to sell, assign and transfer the Units tendered hereby (and any and all non-cash distributions, other Units or securities issued or issuable in respect thereof on or after December 24, 1996) and that when the same are accepted for purchase by the Company, the Company will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances, and the same will not be subject to any adverse claim. The undersigned, upon request, will execute and deliver any additional documents deemed by the Depositary or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Units tendered hereby and any non-cash distributions, other Units or other securities issued or issuable in respect of such Units on or after December 24, 1996. In addition, the undersigned shall promptly remit and transfer to the Depositary for the account of the Company any and all other Units or other securities (including rights) issued to the undersigned on or after December 24, 1996 in respect of Units tendered hereby, accompanied by appropriate documentation of transfer, and pending such remittance or appropriate assurance thereof, the Company shall be entitled to all rights and privileges as owner of any such other Units or other securities and may withhold the entire consideration or deduct from the consideration the amount of value thereof as determined by the Company, in its sole discretion.

       The undersigned has been advised that (i) the Company is the General Partner of the Partnership, the Company is controlled by B. Wayne Hughes and the General Partner of the Partnership makes no recommendation as to whether or not the undersigned should tender his or her Units in the Offer and the undersigned has made his or her own decision to tender the Units and (ii) the General Partner believes that the Offer Price is less than the amount that Unitholders might receive if the Partnership were liquidated.

       The undersigned understands that notwithstanding any other provisions of the Offer and subject to the applicable rules of the Securities and Exchange Commission, the Company will not be required to accept for purchase any Units, may postpone the acceptance for purchase of Units tendered and may terminate or amend the Offer if prior to the time of purchase of any such Units any of the following events shall occur or the Company shall have learned of the occurrence of any of such events:

          (a) There shall be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission (i) challenging the acquisition by the Company of the Units, seeking to restrain or prohibit the making or consummation of the Offer, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, (ii) seeking to prohibit or restrict the Company's ownership or operation of any material portion of the Company's business or assets, or to compel the Company to dispose of or hold separate all or any material portion of its business or assets as a result of the Offer, (iii) seeking to make the purchase of, or payment for, some or all of the Units illegal, (iv) resulting in a delay in the ability of the Company to accept for payment or pay for some or all of the Units, (v) imposing material limitations on the ability of the Company to effectively acquire or hold or to exercise full rights of ownership of the Units, including, without limitation, the right to vote the Units purchased by the Company on all matters properly presented to the limited partners of the Partnership, (vi) which, in the sole judgment of the Company, could materially and adversely affect the treatment of the Offer for federal income tax purposes, (vii) which otherwise is reasonably likely to materially adversely affect the Partnership or value of the Units or (viii) which imposes any material condition unacceptable to the Company;

          (b) Any statute, rule, regulation or order shall be enacted, promulgated, entered or deemed applicable to the Offer, any legislation shall be pending, or any other action shall have been taken, proposed or threatened, by any domestic government or governmental authority or by any court, domestic or foreign, which, in the sole judgment of the Company, is likely, directly or indirectly, to result in any of the consequences referred to in paragraph (a) above; or

          (c) There shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange ("NYSE"), (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity materially affecting the United States, (iv) any limitation by any governmental authority or any other event which is reasonably likely to affect the extension of credit by banks or other lending institutions in the United States, (v) any material decline in security prices on the NYSE or (vi) in the case of any of the foregoing existing at the time of the Offer, any material worsening thereof;

which in the sole judgment of the Company with respect to each and every matter referred to above and regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for purchase. The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such conditions (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time.

       The undersigned hereby irrevocably appoints B. Wayne Hughes and Harvey Lenkin designees of the Company, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote in such manner as each such attorney and proxy or his substitute shall, in his sole discretion, deem proper, and otherwise act (including pursuant to written consent) with respect to all of the Units tendered hereby which have been accepted for payment by the Company prior to the time of such vote or action (and any and all non-cash distributions, other Units or securities, issued or issuable in respect thereon on or after December 24, 1996), which the undersigned is entitled to vote, at any meeting (whether annual or special and whether or not an adjourned meeting) of limited partners of the Partnership, or with respect to which the undersigned is empowered to act in connection with action by written consent in lieu of any such meeting or otherwise. This proxy is irrevocable and is granted in consideration of, and is effective upon, the acceptance for payment of such Units by the Company, in accordance with the terms of the Offer. Such acceptance for payment shall revoke any other proxy granted by the undersigned at any time with respect to such Units (and any such non-cash distributions, other Units or securities) and no subsequent proxies will be given (and if given will be deemed not to be effective) with respect thereto by the undersigned.
The Company reserves the right to require that in order for Units to be properly tendered, immediately upon acceptance of such Units for purchase by the Company, the Company is able to exercise full voting rights with respect to such Units.

       The undersigned understands that tenders of Units pursuant to any one of the procedures described in the Offer and in the instructions hereto will constitute a binding agreement between the undersigned and the Company upon the terms and subject to the conditions of the Offer.

       All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, legal and personal representatives, successors and assigns of the undersigned. Except as stated in the Offer, this tender is irrevocable.

       Please issue the payment for the Units in the name(s) of the undersigned. Similarly, unless otherwise indicated under "Special Mailing Instructions," please mail the payment (and accompanying documents, as appropriate) to the undersigned at the registered address. In the event that the "Special Mailing Instructions" are completed, please deliver the payment to the registered holder(s) at the address so indicated.

-------------------------------------------------------------------------------

                           TENDER OF UNITS IN OFFER


The Undersigned tenders Units in the Offer on the terms described above.

SIGN HERE


Signature(s)
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Date                                               (      )
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                                                        Telephone number

(Must be signed by registered holder(s) as name(s) appear(s) under registration above. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, please provide the following information. See Instruction 3.)

Name(s)
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                       (Please print)

Capacity (full title)
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Address
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                                                                      Zip Code
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                         SPECIAL MAILING INSTRUCTIONS

To be completed ONLY if payment is to be issued to the registered holder(s) but mailed to OTHER than the address of record. (See Instruction 5.)

Mail payment to:

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Name
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        (Must be same as registered holder(s))

Address
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        (Please print)

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                                                                       Zip Code
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

                                 INSTRUCTIONS
             Forming Part of the Terms and Conditions of the Offer


       1. DELIVERY OF LETTER OF TRANSMITTAL. A properly completed and duly executed Letter of Transmittal and any other documents required by this Letter of Transmittal, must be received by the Depositary at its address set forth herein on or prior to February 3, 1997, unless extended.

       The method of delivery of this Letter of Transmittal and all other required documents, is at the option and risk of the tendering Unitholder and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure timely delivery.

       No alternative, conditional or contingent tenders will be accepted, and no fractional Units will be accepted for payment or purchased. All tendering Unitholders, by execution of this Letter of Transmittal, waive any right to receive any notice of the acceptance of their Units for payment.

       2. PARTIAL TENDERS. If fewer than all the Units held by a Unitholder are to be tendered, (i) fill in the number of Units which are to be tendered in the section entitled "Number of Units Tendered" and (ii) the Unitholder must hold at least five Units after such tender. Accordingly, a Unitholder should not tender if, as a result of such tender, the tendering holder (other than one transferring all of his or her Units) will hold less than five Units. All Units held by a Unitholder will be deemed to have been tendered unless otherwise indicated.

       3. SIGNATURES ON LETTER OF TRANSMITTAL.

          (a) If this Letter of Transmittal is signed by the registered holder(s) of the Units, the signature(s) must correspond exactly with the Unitholder's registration.

          (b) If any of the Units are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

          (c) If any Units are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

          (d) If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and if requested, proper evidence satisfactory to the Company of such person's authority so to act must be submitted.

       4. STOCK TRANSFER TAXES. Except as set forth in this Instruction 4, the Company will pay or cause to be paid any stock transfer taxes with respect to the transfer and sale of Units to it or its order pursuant to the Offer. If payment of the purchase price is to be made to any person other than the registered holder, the amount of any stock transfer taxes (whether imposed on the registered holder or such other person) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

       5. SPECIAL MAILING INSTRUCTIONS. If payment for the Units is to be issued to the registered holder(s) but mailed to other than the address of record, the section entitled "Special Mailing Instructions" must be completed.

       6. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Requests for assistance may be directed to, or additional copies of the Offer to Purchase and this Letter of Transmittal may be obtained from, the Depositary or the Soliciting Agent at their respective addresses set forth below.

       7. IRREGULARITIES. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Units will be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of any particular Units (i) determined by it not to be in the appropriate form or (ii) the acceptance for purchase of Units which may, in the opinion of the Company's counsel, be unlawful.

       IMPORTANT: THIS LETTER OF TRANSMITTAL, TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS, MUST BE RECEIVED BY THE DEPOSITARY ON OR PRIOR TO FEBRUARY 3, 1997, UNLESS EXTENDED.


          THE DEPOSITARY:              THE SOLICITING AGENT FOR THE OFFER IS:

 THE FIRST NATIONAL BANK OF BOSTON        CHRISTOPHER WEIL & COMPANY, INC.
        Shareholder Services                       (800) 478-2605
           P.O. Box 1872
         Mail Stop 45-02-53
    Boston, Massachusetts 02105
           (617) 575-3120

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